Exhibit 10.2

Certain information and exhibits have been excluded from this form agreement because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

FORM OF LEASE AGREEMENT
between
IC 3700 FLAMINGO ROAD LLC,
as Landlord,
and
RIO PROPERTIES, LLC,
as Tenant
Dated: as of [__], 20[19]

TABLE OF CONTENTS
Page
ARTICLE A CERTAIN LEASE PROVISIONS    1
ARTICLE B CERTAIN DEFINITIONS; PRINCIPLES OF CONSTRUCTION    2
ARTICLE 1 PREMISES AND TERM    13
1.1    Lease of Premises    13
1.2    Extension Option    14
ARTICLE 2 RENT    15
2.1    Base Rent    15
2.2    Additional Rent; Triple Net Lease    15
ARTICLE 3 UTILITIES AND TAXES    15
3.1    Taxes    15
3.2    Utilities    17
3.3    Impound Accounts    17
ARTICLE 4 NO LANDLORD WORK    17
ARTICLE 5 USE AND OPERATION OF PREMISES; ALTERATIONS AND REPAIRS    18
5.1    Compliance with all Legal Requirements    18
5.2    Maintenance    18
5.3    Alterations    18
5.4    Cost of Work    18
5.5    Reimbursement for Capital Costs.    18
5.6    Property of Landlord; Gaming Equipment    20
5.7    Legal Requirements of Work    20
5.8    Liens    20
5.10    Continuous Use; Wind Down..    21
5.11    Quarterly Reporting    22
5.12    Post-Term Management Services    22
5.13    Transition Services Upon Expiration of the Lease..    23
ARTICLE 6 INSURANCE    23
6.1    Tenant’s Insurance    23
6.2    Landlord’s Insurance    23
6.3    Waivers of Subrogation Rights    23
ARTICLE 7 DAMAGE OR DESTRUCTION    23
7.1    Total or Substantial Destruction    23
7.2    Partial Destruction; Restoration    24
7.3    Repair    24
7.4    Insurance Proceeds    25
7.5    Express Agreement    25
ARTICLE 8 CONDEMNATION    25
8.1    Complete and Partial Taking    25
8.2    Proceeds    25
8.3    Landlord’s Restoration Obligation    26
ARTICLE 9 ASSIGNMENT AND SUBLETTING    26
9.1    Consent Required    26
9.2    Request for Transfer    27
ARTICLE 10 SUBORDINATION AND LANDLORD FINANCING    27
10.1    Subordination of Lease    27
10.2    Landlord Financing    28
10.3    Attornment    28
10.4    Tenant Cooperation    28
ARTICLE 11 INDEMNIFICATION OBLIGATIONS    28
11.1    Indemnification.    29
ARTICLE 12 DEFAULT; REMEDIES    30
12.1    Tenant’s Event of Default    30
12.2    Landlord Remedies    31
12.3    No Waiver    33
ARTICLE 13 ESTOPPEL CERTIFICATE    33
ARTICLE 14 QUIET ENJOYMENT    33
ARTICLE 15 SURRENDER    34
15.1    Cooperation.    34
15.2    Notice as to Delivery of Premises..    34
15.3    Tenant’s Surrender of the Premises..    34
15.4    Closed Business.    34
15.5    Failure to Consummate Operating Business Transaction..    36
15.6    Holdover..    37
15.7    Licensing Matters..    37
ARTICLE 16 ACCESS    38
16.1    Landlord’s Access    38
16.2    Access for Repairs and Alterations    38
ARTICLE 17 ENVIRONMENTAL MATTERS    39
17.1    Use of Hazardous Materials    39
17.2    Compliance with Environmental Laws    39
17.3    Environmental Liens    39
17.4    Notice to Landlord    39
17.5    Legal Proceedings    40
17.6    Consent to Remedial Action    40
17.7    Remedial Work    40
17.8    Landlord’s Right to Inspect    41
17.9    Landlord’s Costs    41
ARTICLE 18 OPERATIONS    41
18.1    Independent Contractors    41
18.2    Tenant Employees.    42
18.3    Operating Permits    43
18.4    Trademark License    43
18.5    Guest Data.    44
ARTICLE 19 MISCELLANEOUS PROVISIONS    45
19.1    Signs    45
19.2    Headings    45
19.3    Entire Agreement    45
19.4    Successors and Assigns    45
19.5    Notices    46
19.6    Severability    47
19.7    No Brokers    47
19.8    Rules of Construction    47
19.9    Time is of the Essence    47
19.10    Force Majeure    47
19.11    Governing Law/Consent to Jurisdiction/Venue    47
19.12    Waiver of Jury Trial    47
19.13    No Recording    47
19.14    Tenant Remedies    47
19.15    Third Persons    48
19.16    Waiver    48
19.17    Counterparts and Admissibility of Electronic Copies    48
19.18    Attorneys’ Fees    48
19.19    Anti-Corruption Representations    48
19.20    Anti-Terrorism Law    48
19.21    Confidential Information    49
19.22    Regulatory Provisions    49
SCHEDULE A — LEGAL DESCRIPTION OF LAND
SCHEDULE B — TENANT INSURANCE REQUIREMENTS
SCHEDULE C — LANDLORD INSURANCE REQUIREMENTS
SCHEDULE D — DEPICTION OF DEVELOPMENT PARCEL
SCHEDULE E — FORM OF SNDA
SCHEDULE F — FORM OF ASSIGNMENT AGREEMENT
SCHEDULE G — DEVELOPMENT PARCEL TAX METHODOLOGY
SCHEDULE H — OPERATING BUSINESS PROVISIONS
SCHEDULE I — FORM OF TRANSITION SERVICES AGREEMENT

LEASE AGREEMENT
This LEASE AGREEMENT is made as of [__], 20[19] (as the same may be amended, modified and/or restated from time to time in accordance with the terms and conditions hereof, this “Lease”), between IC 3700 FLAMINGO ROAD LLC, a Delaware limited liability company (subject to Section 19.4, “Landlord”), and RIO PROPERTIES, LLC, a Nevada limited liability company (subject to Section 19.4, “Tenant”).
ARTICLE A
CERTAIN LEASE PROVISIONS

1. Definitions:
(a) “Base Term”:	A term which begins on the Commencement Date and ends on the Base Term Expiration Date.
(b) “Base Term Expiration Date”:	The two year anniversary of the Commencement Date or such earlier date on which this Lease shall terminate or be terminated pursuant to the terms hereof.
(c) “Commencement Date”:	[__], 20[19] (the date Landlord acquired record fee title to the Premises).
(d) “Expiration Date”:
The Base Term Expiration Date or, if the Extension Option is exercised in accordance with Section 1.2, the Extension Term Expiration Date or, if the option to extend is exercised in accordance with Section 15.5, the date that is six (6) months after the Base Term Expiration Date or the Extension Term Expiration Date, as applicable, or, in each case, such earlier date on which this Lease shall terminate or be terminated pursuant to the terms hereof.

(e) “Term”:	A term which begins on the Commencement Date and ends on the Expiration Date.
2. “Base Rent” for the Premises:
$3,750,000 per month, payable in advance in equal consecutive monthly installments on the first (1st) Business Day of each month, except that Rent for any period which is less than one (1) month shall be a prorated portion of the monthly installment herein based upon the actual days in the month. Base Rent shall be allocated 99% to the portion of the Premises comprised of real property and 1% to the portion of the Premises comprised of personal property.

3. Use of Premises:	The operation of the Premises as a hotel casino resort, and uses related or incident thereto, subject to the provisions of Section 5.9.
4. Address for Notice:	As set forth in Section 19.5.

ARTICLE B
CERTAIN DEFINITIONS; PRINCIPLES OF CONSTRUCTION
As used in this Lease, the following terms have the following meanings or are defined in the section of this Lease so indicated:
“Additional Rent” is defined in Section 2.2.
“Affiliate” has the meaning ascribed to such term in the Purchase Agreement.
“Alterations” is defined in Section 5.3.
“Ancillary Agreement” has the meaning ascribed to such term in the Purchase Agreement.
“Anti-Terrorism Laws” shall mean Executive Order 13224 and related regulations promulgated and enforced by the Office of Foreign Assets Control, the Money Laundering Control Act, the United States PATRIOT Act, or any similar law, order, rule or regulation enacted in the future.
“Approved Insurance Adjusters” shall mean (a) McLarens, (b) Crawford & Company and (c) such other insurance adjuster as may be selected by Landlord and, so long as no Event of Default then exists and is continuing, approved by Tenant, such approval not to be unreasonably withheld.
“Assignment Agreement” is defined in Section 18.3.
“Banned Person” shall have the meaning assigned to it in Section 19.20.
“Base Rent” is defined in Article A, Section 2.
“Base Term” is defined in Article A, Section 1(a).
“Base Term Expiration Date” is defined in Article A, Section 1(b).
“Building” and “Buildings” respectively mean any one or more of the buildings, structures and other improvements now or hereafter erected on the Land.
“Business Day” has the meaning ascribed to such term in the Purchase Agreement.
“Business Impositions” has the meaning ascribed to such term in Section 3.1
“Buyer” means IC 3700 Flamingo Road Venture LLC, a Delaware limited liability company, together with its successors and permitted assigns.
“Capital Costs” means all hard and soft costs, expenses, fees and obligations incurred in connection with the design, development, construction and installation of Work which (a) is considered a capital expenditure, repair, improvement, equipment or replacement under GAAP and (b) is of the type that has historically been capitalized on the balance sheet of Tenant based on its past practice.
“Casualty” is defined in Section 7.1.
“Caesars Intellectual Property” means all trademarks, trademark registrations, trademark applications, service marks, trade names, business names, brand names, logos, marks, copyrights, copyright registrations, design or design registrations, trade secrets, know-how, other intellectual property, or any right to any of the foregoing, in each case, owned or used by Tenant or any of its Affiliates other than the Property Marks (as defined in the Purchase Agreement).
“CEC” means Caesars Entertainment Corporation, and its successors.
“Change of Control” means the occurrence of the accumulation, whether directly, indirectly, beneficially or of record, by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended) of 20% or more of the shares of the outstanding equity securities of the applicable Person, whether by merger, consolidation, sale or other transfer of equity.
“Claim” is defined in Section 11.1(c).
“Closed Business” is defined in Section 15.2.
“Code” has the meaning ascribed to such term in the Purchase Agreement.
“Collective Bargaining Agreements” has the meaning ascribed to such term in the Purchase Agreement.
“Commencement Date” is defined in Article A, Section 1(c).
“Complete Taking” is defined in Section 8.1.
“Compliance Committee” is defined in Section 19.22.
“Contemplated Redevelopment” has the meaning ascribed to such term in the Purchase Agreement.
“Culinary CBA” has the meaning ascribed to such term in the Purchase Agreement.
“De-Branding Actions” means Tenant undertaking such de-branding actions as are necessary to preclude confusion on the part of the public as to whether the Premises is a Caesars-branded hotel casino resort, including, without limitation, removing all exterior and interior signage containing Caesars Intellectual Property.
“Default Rate” means a rate per annum equal to the Prime Rate plus four percent (4%) per annum, but in no event in excess of the amount that may be legally charged and collected by Landlord from Tenant.
“Designated Lender” means the Lender designated by Landlord in writing to Tenant as the “Designated Lender” for each of the Mortgage Loan Documents and the Senior Mezzanine Loan Documents; provided, however, that (a) there shall be no more than one Designated Lender (which may be an agent for one or more other lenders) for each of the Mortgage Loan and the Senior Mezzanine Loan and (b) for purposes of this Lease, (i) the rights afforded to such Designated Lenders shall be limited to one Designated Lender (which may be an agent for one or more other lenders) for each of the Mortgage Loan and the Senior Mezzanine Loan and (ii) with respect to Tenant’s obligation in certain circumstances to reimburse any costs and expenses incurred by the Designated Lenders pursuant to the provisions of this Lease, such obligation shall be limited to one counsel for each such Designated Lender (which may be an agent for one or more other lenders).
“Development Parcel” means a portion of the Land described and depicted on Schedule D.
“Elective Capital Improvement” is defined in Section 5.5.
“Employee” means any individual who is employed on a full-time or part-time basis at, or with respect to, the Premises.
“Employee Benefit Plan” means each “employee benefit plan,” as defined in Section 3(3) of ERISA, each employment agreement, severance agreement or plan, and each other plan, program, fund, or agreement, whether written or unwritten, providing for compensation, bonuses, profit-sharing, equity compensation or other forms of incentive or deferred compensation, insurance (including any self-insured arrangements), health or medical benefits, or post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits) which is maintained, administered, or contributed to by Tenant or any of its ERISA Affiliates, and covers any current or former Employee or with respect to which Tenant or any of its ERISA Affiliates has, or once had, any liability with respect to any current or former Employee (including liability pursuant to a reimbursement, indemnification or related obligation pursuant to any contractual arrangement).
“Environmental Law” has the meaning ascribed to such term in the Purchase Agreement.
“Entertainment Contracts” means all existing or future contracts, as the same may be amended from time to time, between Tenant and third parties providing for live entertainment on-site at the Premises in connection with the conduct of Tenant Operations, including but not limited to, concerts, comedy shows, theater performances, magic acts, sporting events and/or other live performances.
“ERISA” has the meaning ascribed to such term in the Purchase Agreement.
“ERISA Affiliate” has the meaning ascribed to such term in the Purchase Agreement.
“Event of Default” is defined in Section 12.1.
“Expiration Date” is defined in Article A, Section 1(d).
“Extension Fee” is defined in Section 1.2.
“Extension Notice” is defined in Section 1.2.
“Extension Option” is defined in Section 1.2.
“Extension Term” is defined in Section 1.2.
“Extension Term Expiration Date” is defined in Section 1.2.
“FCC” is defined in Section 18.3.
“FF&E” has the meaning ascribed to such term in the Purchase Agreement.
“Force Majeure” is defined in Section 19.10.
“GAAP” means (a) generally accepted accounting principles consistently applied in the United States and (b) when used in Section 5.5, generally accepted accounting principles consistently applied in the United States by Tenant at the Premises during the three years preceding the commencement of the Term.
“Gaming Authorities” has the meaning ascribed to such term in the Purchase Agreement.
“Gaming Equipment” has the meaning ascribed to such term in the Purchase Agreement.
“Gaming Laws” has the meaning ascribed to such term in the Purchase Agreement.
“Gaming License” means any license, qualification, approval, administrative approval, registration, permit, finding of suitability or other authorization relating to gaming, the gaming business, the operation of a casino, or for the sale or purchase of the Owned Gaming Equipment under the Gaming Laws or required by the Gaming Authorities or otherwise necessary for the operation of gaming, the gaming business, or a casino, or for the sale or purchase of the Owned Gaming Equipment.
“Governmental Entity” has the meaning ascribed to such term in the Purchase Agreement.
“Guarantor” means Caesars Resorts Collection, LLC, a Delaware limited liability company, together with its successors.
“Guaranty” means that certain Guaranty, dated as of the date of the Purchase Agreement, provided by Guarantor to Landlord and Buyer, as the same may be amended from time to time in accordance with its terms.
“Guest Data” means all information and data falling within the fields set forth in Exhibit L to the Purchase Agreement, whether stored digitally, electronically, magnetically or in any other format, in the possession, custody, or control of Tenant or its Affiliates relating to Persons who were customers of the Premises at any time during the Term, but only to the extent permitted under applicable law, including the receipt of any required consent from each such Person to the transfer of such information or data to the extent required by applicable law. Notwithstanding anything in this Lease to the contrary, “Guest Data” shall not include (a) any information relating to the Guest Services (as defined in the Purchase Agreement) used by the applicable Person at, or other information relating to the applicable Person generated primarily as a result of such Person’s visitation of, any of the facilities owned or operated by Tenant or any of its Affiliates other than the Premises, (b) any information exclusively originating from participation by a Person in any World Series of Poker event, whether originating from the Premises or otherwise, (c) any information generated or extrapolated as part of or derived in connection with the Caesars Rewards Program (formerly known as Total Rewards Program) or any other customer loyalty program of Tenant and its Affiliates (it being understood that this exception shall not apply to information merely captured by the Caesars Rewards Program or such other customer loyalty program that would otherwise qualify as Guest Data hereunder), (d) any information originating at the Premises to the extent such information relates to activities of such customers at such other facilities owned or operated by Tenant or any of its Affiliates that are not located at the Premises, (e) any information concerning any histories or use of such other facilities which are owned or operated by Tenant or any of its Affiliates that are not located at the Premises, (f) any proprietary information, techniques or methods of Tenant and its Affiliates related to (i) operating and marketing, gaming, hotel and related businesses (including the Caesars Rewards Program and the World Series of Poker events), (ii) designing, selecting, maintaining, operating, marketing, developing and customizing games used in gaming, hotel and related businesses, (iii) methods of training employees in the gaming, hotel and related businesses, and (iv) proprietary business plans, projections, marketing, advertising and promotion plans, strategies and systems, and (g) any proprietary information, techniques or methods of Tenant and its Affiliates used in connection with the Caesars Rewards Program or any other rewards system which is used at facilities owned or operated by Tenant or any of its Affiliates.
“Hazardous Materials” has the meaning ascribed to such term in the Purchase Agreement.
“Immaterial Use” is defined in Section 17.1.
“Impositions” means, collectively, the Property Impositions and the Business Impositions.
“Indemnified Party” is defined in Section 11.1(c).
“Indemnifying Party” is defined in Section 11.1(c).
“Junior Mezzanine Borrower” means the owner of 100% of the equity interests in Senior Mezzanine Borrower.
“Junior Mezzanine Loan Agreement” means that certain [Junior Mezzanine Loan Agreement, dated as of the Commencement Date, between Junior Mezzanine Borrower, as borrower, and [__], as lender], as the same may be amended from time to time in accordance with its terms.
“Junior Mezzanine Loan Documents” means the Junior Mezzanine Loan Agreement and other “Loan Documents” (as defined in the Junior Mezzanine Loan Agreement) and other documents and instruments (including all amendments, modifications, side letters and similar ancillary agreements) relating thereto.
“Land” means those certain plots, parcels and pieces of real property described on Schedule A hereto.
“Landlord” is defined in the introductory paragraph hereof.
“Landlord Indemnified Party” and “Landlord Indemnified Parties” are defined in Section 11.1(a).
“Landlord Parties” is defined in Section 11.1(a).
“Landlord Proposed Licensed Parties” is defined in Section 15.7.
“Landlord’s Privacy Policy” is defined in Section 18.5(b).
“Landlord’s Repair Notice” is defined in Section 7.2.
“Landlord’s Share” is defined in Section 5.5(a).
“Lease” is defined in the introductory paragraph hereof.
“Legally-Required Capital Improvement” is defined in Section 5.5.
“Legal Requirements” means, with respect to the Premises, all federal, state, county, municipal and other governmental statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions of Governmental Entities affecting the Premises or any part thereof (including, without limitation, all Anti-Terrorism Laws, Environmental Laws, Gaming Laws and the WARN Act), or affecting the construction, use, alteration or operation thereof, or any part thereof, whether now or hereafter enacted and in force, and all permits, licenses and authorizations and regulations relating thereto (including, without limitation, all Operating Permits), and all covenants, agreements, restrictions and encumbrances contained in any instruments promulgated or enacted by a Governmental Entity, either of record or known to Tenant or Landlord, at any time in force affecting the Premises or any part thereof.
“Lender” means any lender (including any agent for such lender) under any Loan Documents.
“Licensed Designee” means any of the following Persons that Landlord designates to Tenant in writing no later than thirty (30) days prior to the end of the Term (a) Landlord or its Affiliate (or, if an event of default exists under the Loan Documents, Lender or its Affiliate) if Landlord or such Affiliate (or, if applicable, Lender or its Affiliate) and Tenant have obtained all applicable Gaming Licenses necessary for Tenant to sell, and Landlord or its Affiliate (or, if applicable, Lender or its Affiliate) to acquire, the Owned Gaming Equipment; or (b) any Person designated by Landlord (or, if an event of default exists under the Loan Documents, Lender) that has obtained all applicable Gaming Licenses necessary for Tenant to sell, and such Person to acquire, the Owned Gaming Equipment, including any such Person that Tenant can sell the Owned Gaming Equipment to who will store it in accordance with applicable Gaming Laws for Landlord or its Affiliate (or, if applicable, Lender or its Affiliate) once Landlord or its Affiliate (or, if applicable, Lender or its Affiliate) has obtained all applicable Gaming Licenses necessary to acquire the Owned Gaming Equipment.
“Licensed Third Party Designee” means any Person designated by Landlord (or, if an event of default exists under the Loan Documents, Lender) that has obtained all Gaming Approvals and/or Liquor Approvals (each as defined in the Operating Business Schedule) that are the subject of a Likely Disapproval/Delay.
“Lien” means any mortgage, deed of trust, lien, pledge, hypothecation, assignment, security interest, or any other encumbrance, charge or restriction on transfer of, on or affecting the Premises, any portion thereof or any interest therein, including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, the filing of any financing statement, and mechanic’s, materialmen’s and other similar liens and encumbrances, in each case whether arising by contract, operation of law, or otherwise.
“Likely Disapproval/Delay” is defined in Section 15.7.
“Loan Documents” means the Mortgage Loan Documents, the Senior Mezzanine Loan Documents and the Junior Mezzanine Loan Documents.
“Losses” means any and all liabilities, obligations, losses, penalties, costs, grievances, charges, judgments, claims, causes of actions, suits, damages, fees and expenses (including attorneys’ fees and expenses); provided that in no event shall Losses include consequential or punitive damages or diminution of value except to the extent that a Landlord Indemnified Party or a Tenant Indemnified Party, as applicable, is held liable for such damages to a third party due to the actions of a Person obligated to provide indemnification to a Landlord Indemnified Party or a Tenant Indemnified Party, as applicable.
“Major Casualty” is defined in Section 7.1.
“Material Alteration” means any Alteration (a) with an estimated cost of $2,000,000 or more or (b) that is structural in nature or (c) that affects in any material way any building systems, including life safety systems.
“Material Business Interruption Casualty” means a Casualty that is not a Major Casualty but that results in damage or destruction of any portion or portions of the Buildings and/or the Premises (which may include reasonable means of ingress and egress within the Premises, including, without limitation, reasonable means of ingress and egress to the Buildings from the Premises) such that the remaining area of the Buildings and/or the Premises is not reasonably sufficient for Tenant to continue conducting hotel and casino operations within a majority of the floor area of the Buildings used for such operations at the Premises in a manner consistent with such operations immediately prior to such Casualty, as reasonably determined by Tenant.
“Mortgage” means any mortgage or deed of trust granted by Landlord pursuant to the terms of the Mortgage Loan Documents, and all renewals, modifications, consolidations, replacements, restatements and extensions thereof.
“Mortgage Loan Agreement” means that certain [Loan Agreement, dated as of the Commencement Date, between Landlord, as borrower, and [__], as lender], as the same may be amended from time to time in accordance with its terms.
“Mortgage Loan Documents” means the Loan Agreement, Mortgage and other “Loan Documents” (as defined in the Mortgage Loan Agreement) and other documents and instruments (including all amendments, modifications, side letters and similar ancillary agreements) relating thereto
“Multiemployer Pension Plan” has the meaning ascribed to such term in the Purchase Agreement.
“NRS” is defined in Section 5.8(a).
“Operating Business” is defined in Section 15.2.
“Operating Business Election” means an election by Landlord to cause Tenant to deliver the Premises as an Operating Business pursuant to Section 15.2.
“Operating Business Schedule” is defined in Section 15.2.
“Operating Permits” is defined in Section 18.3.
“Owned Gaming Equipment” means the Gaming Equipment owned by Tenant that does not constitute WSOP Assets, which Gaming Equipment includes the equipment listed in Exhibit E to the Purchase Agreement, as such Exhibit may be updated from time to time prior to the Commencement Date pursuant to the Purchase Agreement and thereafter pursuant to Section 5.6 of this Lease, together with any repairs thereto and/or replacements thereof. For the avoidance of doubt, the term Owned Gaming Equipment shall not include any Owned Gaming Equipment which has been replaced by other Owned Gaming Equipment even if it is listed on such Exhibit or any updates thereto.
“Partial Taking” is defined in Section 8.1.
“Permitted Exceptions” has the meaning ascribed to such term in the Purchase Agreement except that for purposes of this Lease if Landlord elects to have the Premises delivered as a Closed Business at the end of the Term pursuant to Section 15.2, then “Permitted Exceptions” shall not include the rights of Subtenants under any Subleases related to the Premises unless Landlord has elected to extend such Subleases pursuant to the provisions of Section 5.10 and the same are in fact extended prior to the end of the Term.
“Permitted Equity Transfer” means any transfer, lease, sublease, mortgage, pledge, hypothecation or other encumbrance of any direct or indirect equity interest in Tenant in connection with (a) the merger or consolidation of Tenant with another Person or the sale of all or substantially all of the equity interests and/or assets of any of Tenant’s direct or indirect parent company(ies) but only to the extent that such parent company(ies) directly or indirectly own or lease at least one hotel or hotel casino in addition to Tenant’s leasehold interest in the Premises; (b) the merger transaction between CEC and Eldorado Resorts, Inc. which was publicly announced on June 24, 2019; and/or (c) the Existing Loan (as defined in the Purchase Agreement).
“Permitted Uses” means the operation of a hotel casino resort consistent with the Premises’ use immediately prior to the Commencement Date, and for such uses as may from time to time be necessary, incidental and ancillary thereto, including, without limitation, restaurant, nightclub, entertainment and bar uses, poker and other gaming tournaments, and for conference and event space uses.
“Person” has the meaning ascribed to such term in the Purchase Agreement.
“Pledge Agreement” means that certain Mezzanine Pledge and Security Agreement dated as of the Commencement Date between the Senior Mezzanine Borrower, as pledgor, and the lender under the Senior Mezzanine Loan Agreement, as pledgee, as the same may be amended from time to time in accordance with its terms.
“Premises” means the Land and Buildings, all easements and other appurtenances thereto, the FF&E and all other Purchased Assets, but, for the avoidance of doubt, does not include: (a) the Gaming Equipment, which shall, at all times (even after the end of the Term), continue to be owned or leased by Tenant, except that the Owned Gaming Equipment shall be transferred at the end of the Term to a Licensed Designee subject to the provisions of Section 15.4 or the Operating Business Schedule, as applicable; and (b) the WSOP Assets, which shall, at all times (even after the end of the Term), continue to be owned by Tenant.
“Premises Delivery Notice” is defined in Section 15.2.
“Prime Rate” means the prime or reference rate announced from time to time by Bank of America, N.A. (or if Bank of America, N.A. ceases to exist or ceases to announce a prime or reference rate, then the prime or reference rate announced from time to time by the then-largest chartered bank based in the United States, in terms of assets).
“Prohibited Use” means, except to the extent a use is existing at the Premises as of the Effective Date of the Purchase Agreement and such use is not prohibited by Legal Requirements: (a) a “strip club” or similar club or establishment; (b) a methadone clinic; (c) a retail discount store or similar establishment; or (d) any other use that is prohibited pursuant to then applicable Legal Requirements.
“Property Impositions” has the meaning ascribed to such term in Section 3.1
“Property Marks” has the meaning ascribed to such term in the Purchase Agreement.
“Purchase Agreement” means that certain Purchase and Sale Agreement and Joint Escrow Instructions, dated as of September 20, 2019, by and between Buyer and Tenant.
“Purchased Assets” has the meaning ascribed to such term in the Purchase Agreement.
“Relevant Dollar Amount” means the amount of real property tax attributable to the jointly assessed land on a per acre per day basis determined in the same manner as the amount set forth in Section 3.1(c)(ii)(A)(x) for the 2019-2020 tax year. A spreadsheet showing how such amount was calculated is attached hereto as Schedule G.
“Remedial Work” is defined in Section 17.7.
“Rent” means Base Rent and Additional Rent.
“Request for Payment” is defined in Section 5.5(b).
“Senior Mezzanine Borrower” means the owner of 100% of the equity interests in Landlord.
“Senior Mezzanine Loan Agreement” means that certain [Mezzanine Loan Agreement, dated as of the Commencement Date, between Senior Mezzanine Borrower, as borrower, and [__], as lender], as the same may be amended from time to time in accordance with its terms.
“Senior Mezzanine Loan Documents” means the Senior Mezzanine Loan Agreement, Pledge Agreement and other “Loan Documents” (as defined in the Senior Mezzanine Loan Agreement) and other documents and instruments (including all amendments, modifications, side letters and similar ancillary agreements) relating thereto.
“Service Contracts” means any service, management, security, cleaning or other similar contracts relating to the operation and/or management of the Premises.
“Service Providers” means (a) the architects, engineers, consultants and other design professionals that have provided or are providing design or engineering services required for the Work and plans supporting the Work; (b) the contractors and subcontractors that have performed or are performing Work resulting in Capital Costs; and (c) suppliers who have supplied or are supplying materials in connection with the construction of the Work.
“SNDA” is defined in Section 10.1.
“Subject Contract” is defined in Section 5.10.
“Sublease” means any existing or future lease, sublease, license or other agreement permitting a third party with the right to occupy all or any portion of the Premises, including any Lease (as defined in the Purchase Agreement) in effect as of the Commencement Date that has, because of the existence of this Lease, become a sublease.
“Subtenant” means any tenant, subtenant or other Person entitled to occupy all or any portion of the Premises pursuant to a Sublease.
“Suitability Problem” is defined in Section 19.22.
“Suitability Problem Notice” is defined in Section 19.22.
“Taking” is defined in Section 8.1.
“Target Date” is defined in Section 1.1.
“Tenant” is defined in the introductory paragraph hereof.
“Tenant Employees” is defined in Section 18.2.
“Tenant Indemnified Party” and “Tenant Indemnified Parties” are defined in Section 11.1(b).
“Tenant Operations” means the operations of Tenant conducted at the Premises.
“Tenant Parties” is defined in Section 11.1(a).
“Tenant Privacy Policy” is defined in Section 18.5(b).
“Tenant’s Share” is defined in Section 5.5.
“Term” is defined in Article A, Section 1(e).
“Transfer” is defined in Section 9.1.
“Transferred Personal Property” means, to the extent assignable, all tangible personal property owned by Tenant and located at the Premises as of the Expiration Date; provided, however, that the Transferred Personal Property shall not include (a) the Owned Gaming Equipment, (b) the WSOP Assets, (c) any and all personal property subject to removal from the Premises pursuant to the De-Branding Actions, (d) any and all cash, cash equivalents, checks, travelers’ checks and bank drafts, (e) any information or data, whether stored digitally, electronically, magnetically or in any other format, in the possession, custody, or control of Tenant or any of its Affiliates relating to Persons who were customers of the Premises at any time (other than Guest Data); and (f) any intellectual property rights of Tenant or any of its Affiliates (other than the Property Marks).
“Use Restrictions” has the meaning ascribed to such term in the Purchase Agreement.
“WARN Act” means the Worker Adjustment and Retraining Notification Act, as amended.
“Wind Down Notice” is defined in Section 15.5.
“Work” is defined in Section 5.4.
“WSOP Assets” has the meaning ascribed to such term in the Purchase Agreement.
Principles of Construction. In this Lease, except to the extent otherwise provided or the context otherwise requires: (a) when a reference is made in this Lease to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or an Exhibit or Schedule to, this Lease unless otherwise indicated; (b) the headings for this Lease are for reference purposes only and do not affect in any way the meaning or interpretation of this Lease; (c) whenever the words “include,” “includes” or “including” are used in this Lease, they are deemed to be followed by the words “without being limited to”; (d) the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Lease, refer to this Lease as a whole and not to any particular provision of this Lease; (e) all terms defined in this Lease have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein; (f) the definitions contained in this Lease are applicable to the singular as well as the plural forms of such terms; (g) any reference to “days” means “calendar days” unless otherwise specified; (h) if a notice is to be given on a specified day, unless otherwise specifically provided herein, it must be given prior to 5.00 p.m., Las Vegas time; (i) references to a Person are also to its successors and permitted assigns; (j) the use of “or” is not intended to be exclusive unless expressly indicated otherwise; (k) any reference “$” and “dollars” is to the lawful money of the United States of America; and (l) unless otherwise expressly provided herein, any agreement, instrument, statute, rule or regulation defined or referred to herein or in any agreement or instrument defined or referred to herein means such agreement, instrument, statute, rule or regulation as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes, rules and regulations) by succession of comparable successor statutes, rules and regulations.
Article 1
PREMISES AND TERM
1.1    Lease of Premises.
(a)    Landlord, in consideration of the Rent herein reserved and of the terms, provisions, covenants and agreements on the part of Tenant to be kept, observed and performed, does hereby lease and demise the Premises unto Tenant for the Term, and Tenant does hereby hire and take the Premises from Landlord for the Term, subject to those matters affecting title to the Premises as of the date hereof, any other matters affecting title to the Premises hereafter created by Tenant and consented to by Landlord and such other matters affecting title to the Premises hereafter created by Landlord and, to the extent the same either (i) interferes in any material respect with Tenant’s rights under Article 14 or (ii) would impose upon Tenant any monetary obligation (unless Landlord has agreed to reimburse Tenant for any such monetary obligation) or any material non-monetary obligation, consented to by Tenant; provided, however, that Tenant shall not be required to comply with or perform any matter affecting title to the Premises hereafter created by Landlord unless Tenant has consented to it. Tenant hereby consents to any lien or other matter affecting title to the Premises created by the Loan Documents, including, without limitation, any Mortgage recorded in connection therewith; provided, however, that Landlord shall be solely responsible for (and Tenant shall have no responsibility for) performing all obligations under, and complying with all provisions, of such Loan Documents including the Mortgage. For the avoidance of doubt, the foregoing sentence shall not release Tenant from performing or complying with any of its obligations pursuant to the SNDA.
(b)    Notwithstanding the foregoing provisions of this Section 1.1, in the event that Landlord plans to sell, develop and/or separately finance the Development Parcel, Landlord shall provide Tenant with at least thirty (30) days’ prior written notice of the same and the proposed date after which the Premises shall no longer constitute a portion of the Premises, which in no event shall be earlier than August 31, 2020 (such date, the “Target Date”) and after the Target Date: (i) the Development Parcel shall no longer constitute a portion of the Premises hereunder; (ii) Tenant shall execute such documentation as may be reasonably requested by Landlord or any purchaser or lender of the Development Parcel to acknowledge that the Development Parcel is no longer a part of the Premises; (iii) if Tenant desires to use the Development Parcel for an event occurring at the Premises after the Target Date and Landlord or any of its Affiliates still owns the Development Parcel at the time of such event, Tenant will provide Landlord with no fewer than thirty (30) days’ notice of the dates of such event and the portions of the Development Parcel it desires to use and Landlord will (or will cause its Affiliate to) use good faith efforts to permit Tenant to use the requested portions of the Development Parcel so long as such use would not adversely affect the development of the Development Parcel, and (iv) if Landlord sells the Development Parcel prior to August 31, 2020, Landlord shall, at no expense to Tenant, cause the purchaser of the Development Parcel to execute a license agreement or other documentation reasonably required by Tenant to permit Tenant’s exclusive use of the Development Parcel at all times prior to August 31, 2020. From and after the date the Development Parcel is no longer part of the Premises, Tenant shall no longer be obligated to perform or comply with any provisions of this Lease with respect to the Development Parcel, including, without limitation, maintaining insurance coverage or paying Property Impositions with respect to the Development Parcel, but, for the avoidance of doubt, the Base Rent shall not be reduced as a result of the Development Parcel no longer being part of the Premises. In the event Landlord sells or plans to develop the Development Parcel, Landlord assumes all risk and responsibility under the Culinary CBA for such sale or development, including, but not limited to, any litigation or disputes arising from such sale or development.
1.2    Extension Option. So long as no default of this Lease on the part of Landlord has occurred and is continuing on the date of the delivery of the Extension Notice or the Base Term Expiration Date, Landlord shall have the one-time right and option (the “Extension Option”), exercisable upon (a) written notice (the “Extension Notice”) to Tenant not later than twelve (12) months prior to the scheduled expiration of the Base Term, to extend the Base Term by a period (the “Extension Term”) of not less than one (1) month, and not more than twelve (12) months, as such Extension Term is specified by Landlord in such Extension Notice (the date on which the Extension Term is scheduled to end is the “Extension Term Expiration Date”), and (b) payment to Tenant of an amount (the “Extension Fee”) equal to the number of months in the Extension Term (as specified by Landlord in its Extension Notice) multiplied by $583,333.33, which Extension Fee shall be prorated for any partial months and shall be paid as follows: (i) one-half of the Extension Fee shall be paid to Tenant concurrently with delivery of the Extension Notice and (ii) one-half of the Extension Fee shall be paid to Tenant in equal monthly installments, commencing on the first day of the calendar month after the Extension Notice is delivered and on the first day of each calendar month thereafter until the Base Term Expiration Date. In the event that Landlord fails to timely pay Tenant any monthly portion of the Extension Fee, Tenant may offset the amount of such fee from its next payment of monthly Rent. If so extended, the Base Term shall be extended to the end of the Extension Term and Tenant shall continue to lease the Premises pursuant to the terms of this Lease including the provisions of Article 2 and Section 5.10; provided, however, that Landlord shall have no further option or right to extend the Term.
ARTICLE 2
RENT
2.1    Base Rent. Tenant shall pay to Landlord as Base Rent for the Premises during the Term the amount stated in Article A, Section 2. Base Rent shall be payable in monthly installments in advance on the Commencement Date and the first (1st) Business Day of each and every month thereafter during the Term, without previous demand, notice or presentment therefor and without abatement, offset or deduction of any kind whatsoever, other than as expressly provided for in Section 3.1, Section 5.5, Section 7.1 or Section 8.1. If Tenant fails to pay any installment of Base Rent on or before the date when due hereunder, Tenant shall owe Landlord, in addition to the installment of Base Rent, interest on such installment at the Default Rate, computed from the date such payment was due and including the date of payment.
2.2    Additional Rent; Triple Net Lease. This Lease is a triple net lease. Accordingly, except for any payments expressly required to be made by Landlord pursuant to the terms of this Lease, in addition to the payment of Base Rent, Tenant shall pay, as additional rent for the Premises during the Term, any and all amounts required to be paid by Tenant to Landlord pursuant to the provisions of this Lease, including Tenant’s obligation to reimburse Landlord for one-half of its annual premiums for the insurance specified on Schedule C not to exceed $700,000 (collectively, the “Additional Rent”). Additional Rent shall be payable when due, without previous demand, notice or presentment therefor and without abatement, offset or deduction of any kind whatsoever, other than as expressly provided for in Section 3.1, Section 5.5, Section 7.1 or Section 8.1. If Tenant fails to pay any installment of Additional Rent on or before the date when due hereunder and such failure shall continue for thirty (30) days after written notice of such failure from Landlord, Tenant shall owe Landlord, in addition to the payment of Additional Rent, interest on such amount at the Default Rate, computed from the date such payment was due and including the date of payment.
ARTICLE 3
UTILITIES AND TAXES
3.1    Taxes.
(a)    Tenant agrees to pay directly to the applicable Governmental Entities, before delinquency, all real and personal property taxes, impositions, assessments, water and sewer rates and charges, and other governmental taxes or charges, general and special, ordinary and extraordinary, of any kind and nature whatsoever, that are assessed, levied, imposed or are or may become a lien upon the Premises or any portion thereof, the Buildings, the FF&E, Gaming Equipment and/or any other personal property belonging to Tenant and which become payable during the Term (together with interest and/or penalties thereon in the event the same are not timely paid, collectively, “Property Impositions”), but excluding any income taxes payable by Landlord. Notwithstanding the foregoing, in the event that any Property Imposition relates to a fiscal period of the taxing authority, a part of which period is included within the Term and a part of which is included in a period of time after the Term, such Property Imposition shall (whether or not it shall be assessed, levied, imposed or become a lien upon the Premises, the Buildings and/or Tenant’s personal property, or shall become payable, during the Term) be adjusted between Landlord and Tenant as of the last day of the Term so that Landlord shall pay that portion of such Property Imposition that relates to that part of the fiscal period from and after the last day of the Term, and Tenant shall pay that portion of which relates to the period prior to the last day of the Term; provided, however, that no adjustment shall be made with respect to Property Impositions assessed on any Gaming Equipment or other personal property belonging to Tenant which Landlord or other Licensed Designee does not acquire at the end of the Term. Landlord and Tenant shall in good faith jointly determine any such adjustments and payments, and such resulting adjustment and payment obligations shall survive the expiration of the Term. In the event that any such jointly-determined adjustments and payments in favor of Tenant have not been made prior to the last month of the Term, Tenant may, if Landlord has not paid any such jointly-determined adjustments or payments to Tenant within five (5) Business Days following Tenant’s written notice for such payment, offset the amount of such adjustments and payments from its last payment of monthly Rent. Further, Tenant may elect, upon written notice to Landlord, to take commercially reasonable steps to file and enforce tax appeal proceedings to reduce such Property Impositions, all at Tenant’s expense; provided, however, that to the extent that the Property Impositions relate to (y) any portion of the Premises and (z) a fiscal period of the taxing authority, a part of which period is included within the Term and a part of which is included in a period of time after the Term, Tenant may not file and enforce such tax appeal proceedings without Landlord’s prior written consent, which consent may not be unreasonably withheld, conditioned or delayed.
(b)    Tenant agrees to pay directly to the applicable Governmental Entities, before delinquency, all sales, excise, gaming and other taxes, impositions, assessments, and other governmental fees and charges, ordinary and extraordinary, of any kind and nature whatsoever, that arise out of Tenant’s business operations during the Term, including the sale of goods and services by Tenant (but excluding the Property Impositions), whether payable or assessed during the Term or after the Term (together with interest and/or penalties thereon in the event the same are not timely paid, “Business Impositions”), but excluding any income taxes payable by Landlord. Further, Tenant may elect to take commercially reasonable steps to file and enforce tax appeal proceedings to reduce such Business Impositions, all at Tenant’s expense. Further, to the extent Landlord owes Nevada commerce tax with respect to the amount of the Rent paid to or accrued in favor of Landlord hereunder, Tenant shall reimburse Landlord the amount of such tax promptly upon Landlord’s request for such payment, together with reasonable supporting documentation.
(c)    In the event that the Development Parcel no longer constitutes a portion of the Premises during the Term and the Development Parcel and the remainder of the Premises are jointly assessed for real property tax and assessment purposes, (i) Tenant shall pay all real property taxes and assessments for the Premises and the Development Parcel for the remainder of the fiscal period of the taxing authority (subject to adjustment pursuant to subsection (a) above if such fiscal period extends beyond the Term); and (ii) Landlord shall promptly reimburse Tenant as follows: (A) with respect to the tax period July 1, 2019 through June 30, 2020, the amount equal to (x) $14.24 multiplied by (y) the total number of acres comprising the Development Parcel multiplied by (z) the number of days within such tax period from and after the Target Date; and (B) with respect to any subsequent tax year period, the amount equal to (x) the Relevant Dollar Amount multiplied by (y) the total number of acres comprising the Development Parcel multiplied by (z) the number of days within such tax period from and after the Target Date. Landlord and Tenant shall in good faith jointly determine the foregoing amounts, and such resulting payment and reimbursement obligations shall survive the expiration of the Term. In the event that any such jointly-determined payments and reimbursements in favor of Tenant have not been made with thirty (30) days of the Target Date, Tenant may, if Landlord has not paid any such jointly-determined adjustments or payments to Tenant within five (5) Business Days following Tenant’s written notice for such payment, offset the amount of such adjustments and payments from its next payment of monthly Rent.
3.2    Utilities. Tenant shall be responsible for all fees and charges for use or consumption for sewer, gas, electricity, water, heat, conditioned cold air supply or chilled water supply, telephone, cable, Internet, sanitation, solid waste disposal and all other utility services furnished to the Premises. Tenant shall pay for all utilities directly to the respective utility provider prior to delinquency thereof. If any such utilities are not separately metered or separately billed to the Premises from other property not constituting the Premises, then Tenant shall pay an equitable share, to be reasonably determined by Landlord, of all charges jointly metered with other premises.
3.3    Impound Accounts. At Landlord’s option following the occurrence and during the continuation of an Event of Default described in Section 12.1(a) (to be exercised by fifteen (15) days’ written notice to Tenant), Tenant shall be required to deposit, at the time of any payment of Base Rent, an amount equal to one-twelfth of the sum of (a) Tenant’s estimated annual Impositions required pursuant to Section 3.1 hereof (as reasonably estimated by Landlord) and (b) Tenant’s estimated annual insurance premium costs (as reasonably determined by Landlord). Such amounts shall be applied by Landlord to the payment of the obligations in respect of which said amounts were deposited on or before the respective dates on which the same or any of them would become delinquent. Interest, if any, carried on such amounts shall accrue for the benefit of and be payable to Tenant at the end of the Term. The reasonable cost of administering such impound account shall be paid by Tenant. Nothing in this Section 3.3 shall be deemed to affect any right or remedy of Landlord hereunder.
ARTICLE 4
NO LANDLORD WORK
Landlord shall not have any obligation to construct any improvements on the Premises prior to delivering the Premises to Tenant and Tenant accepts the Premises in its present “AS-IS, WHERE IS” condition as of the Commencement Date.
ARTICLE 5
USE AND OPERATION OF PREMISES; ALTERATIONS AND REPAIRS
5.1    Compliance with all Legal Requirements. Tenant shall promptly comply in all material respects with all Legal Requirements with respect to the Premises (or any part thereof) and the use and occupation thereof by Tenant. Tenant shall not create or permit to exist any waste on or with respect to the Premises.Maintenance. Subject to the provisions of Section 5.5, Article 7 and Article 8, Tenant shall, at Tenant’s sole cost and expense, maintain and repair the Buildings, the FF&E and the Gaming Equipment consistent with Tenant’s ordinary course of business for the three (3) years prior to the Commencement Date except for ordinary wear and tear and any such damage that arises from any Landlord Parties’ acts or omissions, including negligence or intentional misconduct. Landlord shall not be required to maintain and, except for Landlord’s obligations under Section 5.5, Article 7, Article 8, Section 16.1 and Section 16.2, Landlord shall not be required to make any repairs or alterations to the Premises during the Term.
5.2    Alterations. Tenant shall have the right at any time and from time to time during the Term to make, at its sole cost and expense, changes, repairs, restorations, alterations, additions, improvements, or other work in or to the Premises (collectively, “Alterations”), subject, however, in the case of any Material Alteration, to the prior written consent of Landlord or Designated Lender (to the extent required by the Loan Documents), which shall not be unreasonably withheld, conditioned or delayed so long as such Material Alterations are not structural and do not affect in any material way building systems (in which case Landlord’s and Designated Lender’s consent may be withheld in its sole discretion). Notwithstanding the foregoing, if a Material Alteration also constitutes a Legally-Required Capital Improvements, then neither Landlord nor any Lender shall have any approval rights pursuant to this Section 5.3 and the Parties shall instead be governed by the provisions of Section 5.5).
5.3    Cost of Work. Subject to the provisions of Section 5.5, Tenant agrees that all Alterations which Tenant shall be required or permitted to do under the provisions of this Lease with respect to the Premises (each hereinafter called the “Work”) shall be at Tenant’s sole cost and expense, performed in a good, workmanlike manner, in compliance in all material respects with applicable Legal Requirements and in accordance with Section 5.8.
5.4    Reimbursement for Capital Costs.
(a)    Notwithstanding anything herein to the contrary, Tenant shall not be obligated to make any capital improvements, repairs or replacements with respect to the Premises; provided, however, that (i) Tenant shall be obligated to make any capital improvement, repair or replacement with respect to the Premises which is required in order to comply with Legal Requirements (each a “Legally-Required Capital Improvement”); and (ii) subject to the provisions of Section 5.3, Tenant may make any capital improvement, repair or replacement with respect to the Premises which is not a Legally-Required Capital Improvement in its sole discretion (each an “Elective Capital Improvement”). Tenant shall be responsible for (A) all of the Capital Costs incurred for any Elective Capital Improvement, and (B) a percentage of the Capital Costs incurred for any Legally-Required Capital Improvement (“Tenant’s Share”), which percentage is calculated by (y) taking the number of months in the Term remaining after the completion of such Legally-Required Capital Improvement, and (z) dividing it by the number of months in the estimated useful life for such Legally-Required Capital Improvement, as such estimated useful life is reasonably determined pursuant to GAAP. Upon completion of a Legally-Required Capital Improvement and receipt of evidence of payment of the related Capital Costs, Landlord shall reimburse Tenant for the Capital Costs incurred for such Legally-Required Capital Improvement less Tenant’s Share (such share paid by Landlord, “Landlord’s Share”). As an example, if a Legally-Required Capital Improvement had a useful life of five (5) years and such Legally-Required Capital Improvement was done with one (1) year left in the Term, Landlord would reimburse Tenant eighty percent (80%) of the Capital Costs incurred for such Legally-Required Capital Improvement.
(b)    No more frequently than monthly, Tenant may submit to Landlord a request for reimbursement of the Capital Costs to be reimbursed by Landlord pursuant to Section 5.5(a) above (each a “Request for Payment”), which request shall (i) set forth the amount of Capital Costs to be reimbursed by Landlord in connection with such Request for Payment, (ii) include a copy of any invoice or invoices from the applicable Service Providers for such Capital Costs being covered by the Request for Payment, and (iii) any allocation to reasonable out-of-pocket soft costs actually incurred in connection with such Capital Costs being covered by the Request for Payment. Landlord shall pay to Tenant the amount payable under each Request for Payment on or before thirty (30) days after such Request for Payment was delivered to Landlord. Notwithstanding anything herein to the contrary, to the extent that Landlord does not timely pay Tenant the amount properly payable under any Request for Payment, Tenant shall, if such failure is not cured by Landlord within an additional ten (10) days after a second written notice, be permitted to deduct such amount payable from the next payment of Base Rent owing to Landlord. The foregoing reimbursement obligations shall survive the expiration or earlier termination of this Lease.
(c)    Notwithstanding the foregoing provisions of this Section 5.5, if Tenant reasonably expects Landlord’s Share of the Capital Cost of a Legally-Required Capital Improvement to exceed $375,000 in the aggregate, (i) Landlord and Tenant shall consult with each other in good faith and use commercially reasonable efforts to (A) determine if a less expensive alternative or other solutions (including contesting the applicability or need for such Legally-Required Capital Improvement to the extent such contest does not violate Legal Requirements) are available to avoid, mitigate or defer such Capital Costs and still comply with Legal Requirements; and (B) jointly-determine the appropriate scope of the work, taking into account the remaining balance of the Term, improvements to be made pursuant to the Contemplated Redevelopment, the time required to complete such Legally-Required Capital Improvement in order to comply with applicable Legal Requirements and other relevant factors; and (ii) such Capital Costs shall be bid out to not less than three qualified independent contractors; provided, however, that (1) if the Legally-Required Capital Improvement is required to be made by any Legal Requirement or Governmental Entity within fifteen (15) days or less or is a “life/safety” Legally-Required Capital Improvement, Tenant shall not be required to comply with the provisions of this Section 5.5(c) if Tenant notifies Landlord thereof promptly after receiving notice of such required Legally-Required Capital Improvement and in any event prior to commencing performance of such Legally-Required Capital Improvement; and (2) if the provisions of this Section 5.5(c) are applicable but, after exercising their respective good faith efforts to do so, Landlord and Tenant are unable to agree upon the appropriate scope of work, the appropriate contractor or any other material issue relating to the performance of such Legally-Required Capital Improvement within sixty (60) days or such shorter period as may be required by the Legal Requirement or Governmental Entity to make such Legally-Required Capital Improvement, Tenant shall have the right, upon providing written notice of such inability to agree, Tenant’s intention to perform the related work and the estimated cost of the related work, to perform such Legally-Required Capital Improvement to the extent that a continued failure to do so would violate Legal Requirements.
(d)    For the avoidance of doubt, Landlord shall not be required to reimburse Tenant for any portion of the Capital Costs for any Legally-Required Capital Improvement for which Tenant received notice of the need for such Legally-Required Capital Improvement from a Governmental Entity prior to the Commencement Date.
5.5    Property of Landlord; Gaming Equipment. All Alterations and FF&E (exclusive of Gaming Equipment and other personal property belonging to Tenant) shall immediately upon their installation or placement on or within the Premises become the property of Landlord, without the need for any further instrument (but at Landlord’s request, Tenant shall confirm the same from time to time in a writing reasonably satisfactory to Landlord), and shall remain upon and be surrendered with the Premises. All Gaming Equipment, including any replacements thereof (which, in the case of Owned Gaming Equipment, shall be of the same or better quality and functionality) or additions thereto made during the Term, shall be owned or leased by Tenant at all times, subject to the provisions set forth in Section 15.4. Within thirty (30) days after the end of each calendar quarter during the Term, Tenant shall deliver to Landlord an update to the most recent list of Owned Slot Machines and Gaming Tables (as defined in the Purchase Agreement) provided to Landlord or its Affiliates.
5.6    Legal Requirements of Work. Tenant shall be responsible at its own expense for determination and assurance that all Work is in compliance with all Legal Requirements in all material respects or have been waived by the appropriate Governmental Entities and for obtaining any approvals or consents of Governmental Entities required in connection with any and all Work.
5.7    Liens.
(a)Pursuant to Nevada Revised Statutes (“NRS”) 108.234, Landlord hereby informs Tenant that if Tenant undertakes any “work of improvement” (as such term is defined in NRS 108.22188), Tenant must comply with the requirements of NRS 108.2403 and NRS 108.2407 prior to contracting for and commencing any work of improvement in, on or about the Premises. Tenant shall take all actions necessary under Nevada law to ensure that no Liens encumbering the Premises arise as a result of any such work of improvement, which actions shall include, without limitation, the recording of a notice of posted security in the Office of the County Recorder of Clark County, Nevada, in accordance with NRS 108.2403 and either (i) the establishment of a construction disbursement account pursuant to NRS 108.2403(1)(b)(1) that is funded in an amount equal to one hundred percent (100%) of the total cost of the contract for the construction of such work of improvement, or (ii) the furnishing and recording, in accordance with NRS 108.2403(1)(b)(2), of a surety bond for the contract for the construction of any such work of improvement, which surety bond shall meet the requirements of NRS 108.2415. Tenant shall notify Landlord promptly upon the signing of any contract with the contractor for any work of improvement, and concurrently with such notice, shall provide Landlord with such contractor’s mailing address and other contact information. Tenant’s contractors may not enter the Premises to begin any work in the Premises until Tenant has delivered evidence satisfactory to Landlord that Tenant has complied with the terms of this Section. Further, Landlord shall have the right to post and maintain any notices of non-responsibility.
(b)If at any time during the Term, any mechanic’s or other Lien or order for payment of money, which shall have been either created by, caused by, or suffered against Tenant or any Person acting through or under Tenant, shall be filed against the Premises or any part thereof, Tenant, at its sole cost and expense, shall cause the same to be discharged by payment, bonding or otherwise, within the earlier to occur of (i) thirty (30) days after Tenant receives notice of the filing thereof unless such Lien or order is being contested by Tenant in good faith and (ii) the end of the Term; provided, however, that in the event there has been commencement of a foreclosure sale of any portion of the Premises, or any other enforcement action, on account of such Lien being contested by Tenant, Tenant shall remove such Lien, either by payment, bonding or otherwise within ten (10) days of the commencement of such foreclosure or such other enforcement action.
5.8    Permitted Uses. Tenant shall use the Premises solely for the Permitted Uses. Tenant shall not use the Premises or any portion thereof for any Prohibited Use or any other use without the prior written consent of Landlord, which consent for any use (other than a Prohibited Use) shall not be unreasonably withheld, conditioned or delayed.
5.9    Continuous Use; Wind Down. Except in instances of casualty or condemnation or as otherwise provided in this Section, Tenant shall during the Term continuously conduct hotel and casino operations at the Premises consistent with the manner of its hotel and casino operations at the Premises for the three (3) year period prior to the Commencement Date; provided, however that (i) Tenant shall not be required to hold the World Series of Poker event at the Premises after its 2020 occurrence; (ii) Tenant may at any time, in its sole discretion, cease operating the entertainment shows and/or venues at the Premises, including Chippendales, Penn & Teller and WOW –The Vegas Spectacular, and may relocate them to other properties operated by Tenant’s Affiliates; (iii) after the first anniversary of the Commencement Date, Tenant may cease or terminate certain food and beverage retail operations at the Premises which are not reasonably required to support Tenant’s hotel and casino operations at the Premises and may relocate them to other properties operated by Tenant’s Affiliates; and (iv) from and after the date Landlord elects for the Premises to be delivered as a Closed Business pursuant to Section 15.2, Tenant shall have the right to wind down and cease all Tenant Operations at the Premises in a manner as Tenant determines in its sole discretion consistent with applicable Collective Bargaining Agreements. At the request of Landlord, Tenant shall reasonably cooperate with Landlord by requesting the continuance of any Subleases, any service contracts or other vendor arrangements excluding, for the avoidance of doubt, all Entertainment Contracts (collectively, “Subject Contracts”) at or to the Premises after the Term on a month-to-month or other basis agreed to between Landlord and the applicable third party to the applicable Subject Contract, provided that (a) Tenant shall have no liability whatsoever to Landlord if (1) such Subject Contract has already expired or been terminated, or (2) any such third party to the applicable Subject Contract fails to agree to extend its Subject Contract beyond the Term, (b) Tenant shall have no liability whatsoever under any extended Subject Contract for any period after the end of the Term, and (c) Landlord shall reimburse Tenant, within thirty (30) days of request therefor, for the reasonable out-of-pocket costs or expenses incurred by Tenant in connection with such cooperation. The foregoing reimbursement obligations and exclusions of liability shall survive the expiration or earlier termination of this Lease.
5.10    Quarterly Reporting. Tenant shall furnish to Landlord on or before thirty (30) days after the end of each calendar quarter during the Term the following items, accompanied by a certificate from an authorized officer of Tenant, stating that such items are true, correct, accurate in all material respects, and complete and fairly present the financial condition and results of the operations of the Tenant and the Premises in all material respects (subject to normal year-end adjustments) as applicable: (a) an occupancy report for the subject month, including an average daily rate and revenue per available room; (b) monthly and year-to-date operating statements prepared for each calendar month, noting net operating income, gross income, and operating expenses and other information necessary and sufficient to fairly represent the financial position and results of operation of the Tenant and the Premises during such calendar month, and containing a comparison of budgeted income and expenses and the actual income and expenses; (c) a balance sheet for Tenant; (d) a report on and breakdown of the food and beverage and other revenue for the Premises for such calendar month; (e) a capital expenditure report for such month; and (f) a planned booking pace report for the Premises.
5.11    Post-Term Management Services. If Landlord has exercised its Extension Option in accordance with Section 1.2, Landlord has elected to be delivered the Premises as an Operating Business pursuant to Section 15.2 and Landlord desires to have Tenant manage the Premises for Landlord following the Extension Term Expiration Date, Landlord shall deliver written notice to Tenant not later than one (1) year prior to the Extension Term Expiration Date specifying such desire and the anticipated term of such management (which management term shall not be longer than twelve (12) months after the Extension Term Expiration Date). Promptly following receipt of such notice, Tenant shall deliver to Landlord the form of management agreement pursuant to which Tenant would be willing to manage the Premises for Landlord. Landlord and Tenant agree that such form of management agreement (a) shall not be required to be comparable to any “arms-length” management agreements; (b) shall not impose any obligation upon Tenant to maximize revenues or profits at the Premises; (c) shall not impose any obligation to either steer players and/or guests from other properties owned and/or operated by Tenant or its Affiliates to the Premises or to refrain from steering players and/or guests at the Premises to other properties owned and/or operated by Tenant or its Affiliates; and (d) shall permit Tenant to continue to allocate centralized costs to the Premises. Landlord acknowledges that it will only be electing to have Tenant manage the Premises following the Extension Term Expiration Date as a last resort. If, on or before the date that is thirty (30) days prior to the Extension Term Expiration Date, (i) Landlord has not executed or delivered to Tenant the form of management agreement provided by Tenant, then Tenant shall have no obligation to manage the Premises following the Extension Term Expiration Date; and (ii) Landlord has executed and delivered to Tenant the form of management agreement provided by Tenant, but Landlord has not obtained all applicable Gaming Licenses, Gaming Approvals (as defined in the Operating Business Schedule) and Liquor Approvals (as defined in the Operating Business Schedule) and any other licenses and permits necessary to enter into such management agreement or be entitled to the benefits thereunder, then (1) Tenant shall have no obligation to manage the Premises following the Extension Term Expiration Date, (2) Landlord shall be deemed to have failed to consummate the transactions contemplated by the Operating Business Schedule, and (3) the terms of Section 15.5 of this Lease shall apply (and, for the avoidance of doubt, Tenant shall have the ability to exercise its rights under clause (ii) of Section 15.5 of this Lease). Notwithstanding anything herein to the contrary, Tenant shall have no obligation to manage the Premises following the Extension Term Expiration Date in the event that Landlord elects to retain a Licensed Third Party Designee.
5.12    Transition Services Upon Expiration of the Lease. If Landlord has elected to be delivered the Premises as an Operating Business pursuant to Section 15.2 and Landlord has provided to Tenant written notice, no later than twelve (12) months prior to the end of the Term, as such Term may be extended, that it desires Tenant to provide transition services at the end of the Term, Landlord and Tenant shall (and Landlord shall cause Buyer to, and Tenant shall cause Guarantor to), upon the expiration of the Term, as such Term may be extended, enter into a Transition Services Agreement substantially in the form attached hereto as Schedule I.
ARTICLE 6
INSURANCE
6.1    Tenant’s Insurance. Throughout the Term, Tenant shall, at its sole cost and expense, (a) obtain and keep in force the insurance specified on Schedule B attached hereto and (b) comply with its obligations under such Schedule B.
6.2    Landlord’s Insurance. Throughout the Term, Landlord (a) shall, at Landlord’s sole cost and expense, (i) obtain and keep in force the insurance specified on Schedule C attached hereto; provided, however, that Tenant shall reimburse Landlord for one-half of its annual premiums for the insurance specified on Schedule C, which reimbursement obligation shall not exceed $700,000 per annum, and (ii) comply with its obligations under such Schedule C, and (b) may, at Landlord’s sole cost and expense, obtain and keep in force such additional insurance as Landlord may elect, including any additional insurance required by any Loan Documents. Further, Landlord shall pay all costs and expenses to comply with any and all engineering requirements of its insurance carriers and, if such requirements are not completed to its insurance carriers’ satisfaction and coverage is withdrawn, Landlord is solely responsible for paying for replacement coverage and any losses which occur in the interim period.
6.3    Waivers of Subrogation Rights. All policies of insurance required hereunder shall include waivers of subrogation. The policies shall provide such waivers of subrogation by endorsement or otherwise. A waiver of subrogation shall be effective as to a Person even though that Person would otherwise have a duty of indemnification, contractual or otherwise, did not pay the insurance premium directly or indirectly, and whether or not the Person had an insurable interest in the property damaged.
ARTICLE 7
DAMAGE OR DESTRUCTION
7.1    Total or Substantial Destruction. Tenant shall promptly notify Landlord in case of damage to or destruction of the Premises due to fire or other casualty (collectively, “Casualty”). In the event that such Casualty causes the destruction of all or substantially all of the Buildings on the Premises (“Major Casualty”), Landlord or Tenant may terminate this Lease effective as of the date of such Major Casualty, by so notifying the other party in writing within fifteen (15) days after the date of such Major Casualty and such termination shall be effective as of the date of such notice. If this Lease is terminated by Landlord or Tenant pursuant to this Section 7.1 or Section 7.2, (a) Tenant shall pay Landlord (or, as directed by Landlord, its Lender) the amount of all Base Rent and Additional Rent for the remainder of the Term from the proceeds of Tenant’s rental/business interruption insurance, (b) Tenant shall assign to Landlord (or, as directed by Landlord, its Lender) the proceeds, if any, of Tenant’s property insurance required by Schedule B except to the extent that the proceeds relate to personal property that Landlord or a Licensed Designee does not own or acquire at the end of the Term, (c) Tenant shall pay to Landlord the amount equal to the lesser of (i) the deductible under Tenant’s and Landlord’s property insurance policies or (ii) the estimated cost of restoration and repair of the Buildings and the contents owned by Landlord or acquired by Landlord or a Licensed Designee at the end of the Term, (d) Tenant shall refund to Landlord the portion of any Extension Fee paid by Landlord to Tenant for the portion of the Extension Term subsequent to the termination date, (e) such termination shall be effective as of the date such termination notice is given, and (f) neither Tenant nor Landlord shall have any further liability to the other under this Lease except for those rights and obligations that, by their terms, survive the termination of this Lease.
7.2    Partial Destruction; Restoration. If the Premises shall be damaged by Casualty but such Casualty is not a Major Casualty or if such Casualty is a Major Casualty and neither Landlord nor Tenant elects to terminate the Lease as provided in Section 7.1, Landlord shall, within sixty (60) days after such Casualty, determine and provide Tenant with its good faith estimate of the time to complete the restoration of the affected portions of the Buildings and Premises (but, for the avoidance of doubt, excluding any Gaming Equipment and other personal property belonging to Tenant) (“Landlord’s Repair Notice”). If such Casualty constitutes a Material Business Interruption Casualty, then Tenant may terminate this Lease by so notifying Landlord in writing within fifteen (15) days after the date of delivery of Landlord’s Repair Notice. Further, if the estimated time to complete such repairs will leave six (6) months or less remaining until the end of the Term (as the same may be extended pursuant to the Extension Option), then Landlord or Tenant may terminate this Lease by so notifying the other in writing within fifteen (15) days after the date of delivery of Landlord’s Repair Notice.
7.3    Repair. If this Lease is not terminated in accordance with Section 7.1 or Section 7.2, (a) Landlord shall submit a claim for insurance proceeds in relation to such Casualty, and (b) Landlord shall, promptly following its receipt of the insurance proceeds from the insurers, commence and diligently pursue to completion, at its sole cost (including such proceeds), the repair of the affected portions of the Buildings and the Premises (but, for the avoidance of doubt, excluding any Gaming Equipment and other personal property belonging to Tenant) substantially to their condition immediately preceding the Casualty (or in such other manner as Landlord and Tenant may otherwise agree), in which case this Lease shall not terminate, but shall continue in full force and effect, and Rent shall continue to be paid by Tenant either directly by Tenant or from the proceeds of Tenant’s rental/business interruption insurance notwithstanding such restoration of the affected portions of the Premises. Whether or not this Lease is terminated, if a Casualty damages any Owned Gaming Equipment, Tenant shall either, at its option, by the end of the Term (a) restore or replace such damaged Owned Gaming Equipment (which repair or replacement shall be of the same or better quality and functionality as the damaged equipment) using any insurance proceeds that may be received by Tenant (but whether or not such insurance proceeds are sufficient to make such repairs or replacements); or (b) assign to Landlord the proceeds, if any, of Tenant’s property insurance relating to such damaged Owned Gaming Equipment and pay to Landlord (i) the amount of the deductible for such insurance and (ii) to the extent that Tenant has failed to insure such damaged Owned Gaming Equipment for its full replacement value, pay any deficiency to Landlord; provided, however, that if Tenant does not proceed as described in clause (a) above and the cost of the repair or replacement of the damaged Owned Gaming Equipment is less than the amount of the deductible for such insurance, Tenant shall pay to Landlord the amount of the cost of such repair or replacement.
7.4    Insurance Proceeds. All insurance proceeds payable under any insurance policies carried by Landlord shall be payable solely to Landlord, and Tenant shall have no interest therein.
7.5    Express Agreement. This Lease shall be considered an express agreement governing any case of damage to or destruction of the Premises by fire or other Casualty, and any present or future law the purpose of which is to govern the rights of Landlord and Tenant in such circumstances in the absence of express agreement, shall have no application.
ARTICLE 8
CONDEMNATION
8.1    Complete and Partial Taking. If (a) the whole of the Buildings are taken by condemnation, eminent domain or in any other manner for any public or quasi-public purpose (each a “Taking”), or (b) any portion of the Buildings and/or the Premises (which may include reasonable means of ingress and egress to and from the Premises or material easements benefitting the Premises) is taken by a Taking such that the remaining area of the Buildings and/or the Premises is not reasonably sufficient for Tenant to conduct Tenant Operations as reasonably determined by Tenant in a written notice to Landlord delivered not later than thirty (30) days after Tenant obtains knowledge of the portion of the Premises that will be subject to such Taking (each of clause (a) and clause (b), a “Complete Taking”), this Lease shall terminate on the earlier to occur of (i) the date that the Term is scheduled to end, and (ii) the later to occur of (A) the date of such Complete Taking, and (B) the date that Tenant’s Operations at the Premises are suspended as a result of the Complete Taking, and the Rent shall be prorated to such date of termination. The date of any Taking shall be the date possession of the Premises is granted to the applicable Governmental Entity or other Person. If a Taking occurs that is not a Complete Taking (a “Partial Taking”), this Lease shall be unaffected by such Partial Taking and the Rent shall be equitably adjusted according to the remaining rentable areas of the Premises, taking the loss of any access and material easements benefiting the Premises into account.
8.2    Proceeds. In the event of any Taking, partial or whole, all of the proceeds of any award, judgment or settlement payable by the condemning Governmental Entity shall be the exclusive property of Landlord, and Tenant hereby assigns to Landlord any and all of its right, title and interest in any award, judgment or settlement from the condemning Governmental Entity; provided, however, that Tenant shall have the right to claim from the condemning Governmental Entity such compensation as may be recoverable by Tenant in its own right for relocation expenses, damage to or loss of Tenant’s leasehold estate in any Premises and damage to Tenant’s personal property, and/or any other separate damages that Tenant may suffer if a separate award for such items is made to Tenant. In pursuing their respective rights to such awards, Landlord and Tenant will reasonably cooperate with one another toward the aim of maximizing each party’s recovery of the award to which it would be entitled as a matter of applicable law. Notwithstanding anything herein to the contrary, in the event of any temporary requisition of the use or occupancy of the Premises or any part thereof by any Governmental Entity, Tenant shall retain any award or payment therefor, whether the same shall be paid or payable in respect of Tenant’s leasehold interest hereunder or otherwise, but there shall be no abatement or reduction of the Rent due hereunder.
8.3    Landlord’s Restoration Obligation. In the event of a Partial Taking, Landlord shall, at its sole cost, promptly commence and diligently pursue to completion the restoration or repair to the remaining portion of the Premises necessary for the Premises to be returned as nearly as practicable to their condition prior to the Partial Taking, including, without limitation, exercising its commercially diligent efforts to secure alternative appurtenant easements benefiting the Premises as may be necessary, all to Tenant’s reasonable satisfaction but excluding, for the avoidance of doubt, the restoration or repair of any Gaming Equipment and other personal property belonging to Tenant.
ARTICLE 9
ASSIGNMENT AND SUBLETTING
9.1    Consent Required. Notwithstanding any references herein to successors, assigns, sub-tenants and licensees, Tenant shall not, directly or indirectly, assign or in any manner transfer, lease, sublease, mortgage, pledge, hypothecate or otherwise encumber (a) all or any portion of this Lease, (b) all or any right to the Land, the Buildings and/or any appurtenances related thereto, (c) all or any portion of the Owned Gaming Equipment (other than (i) pursuant to the Existing Loan (as defined in the Purchase Agreement) and (ii) Tenant may, in Tenant’s discretion, repair and/or replace such equipment with the same or better quality equipment in the ordinary course of Tenant Operations) and/or (d) any equity interest in Tenant except for a Permitted Equity Transfer (each a “Transfer”) without in each case the prior written consent of Landlord and, to the extent required by the terms of the Loan Documents, Designated Lender, each such consent shall not be unreasonably withheld, conditioned or delayed. Notwithstanding anything to the contrary contained herein, Tenant may, without Landlord’s or Designated Lender’s prior written consent (i) after written notice to Landlord and Designated Lender, assign, sublease or license this Lease or any portion of the Premises to an Affiliate of CEC; (ii) assign, sublease, license or otherwise enter into new Subleases for space, and amend existing Subleases for space, within the Premises in the ordinary course of business, including for retail, concession, advertising, dining, entertainment or other non-lodging purposes; and (iii) assign, sublease or license this Lease or any portion of the Premises, or otherwise enter into agreements with respect to the Premises, in connection with any third-party branding or with retaining a third-party operator of the Premises or any portion thereof; provided, however, that in each case of clauses (i), (ii) and (iii) above, (1) Tenant is not being released from its obligations hereunder, (2) the Guaranty remains in full force and effect and, if requested by Landlord, Guarantor reaffirms its obligations under the Guaranty in writing at the time of any such transaction, and (3) any such new Subleases or amendments of existing Subleases (v) shall not impose any liability, including any termination fee or penalty, on Landlord, any Lender or any of their respective Affiliates unless Landlord has requested any such Subleases to be extended beyond the end of the Term pursuant to Section 5.10 and such Subtenants have agreed to such extension, (w) shall not include an option to purchase, right of first refusal to purchase or similar preferential purchase rights for the Subtenant, (x) shall not permit the Subtenant to record the Sublease or a memorandum thereof, (y) shall be subject and subordinate in all respects to the rights and remedies of Landlord under this Lease (and shall contain a provision to such effect within any such agreement), and (z) shall expressly provide that any such new Sublease or amendments of existing Subleases shall automatically terminate as to its space at the Premises at the end of the Term unless Landlord has requested any such Subleases to be extended beyond the end of the Term pursuant to Section 5.10 and such Subtenants have agreed to such extension. Notwithstanding anything to the contrary contained herein, upon the execution of this Lease, all Subleases shall automatically become subleases, which shall be subject to and subordinate to this Lease.
9.2    Request for Transfer. With respect to any Transfer requiring Landlord’s and, if applicable, Designated Lender’s consent, Tenant shall make a written request for consent from Landlord and, if applicable, Designated Lender not less than fifteen (15) days’ prior to the proposed Transfer, which request shall be delivered to Landlord and, if applicable, Designated Lender together with (i) a true and complete copy of the proposed instrument(s) of the Transfer, and (ii) such other information and documents with respect to such Transfer as Landlord and, if applicable, Designated Lender may reasonably request. In the event that Landlord or, if applicable, Designated Lender fails to respond in writing within an additional fifteen (15) days after a second written request for consent (which second request contains the following legend in all capital letters at the top and is sent via overnight courier to the notice address of Landlord and if provided by Landlord, Designated Lender: THIS IS A SECOND REQUEST FOR CONSENT AND YOUR APPROVAL WILL BE DEEMED GIVEN IF YOU DO NOT RESPOND BY [INSERT DATE THAT IS 15 DAYS LATER]), such request shall be deemed such Person’s consent to such request. Tenant shall reimburse Landlord and Designated Lender for their actual reasonable out-of-pocket costs and expenses (including reasonable out-of-pocket legal expenses) incurred in connection with any such Transfer requiring Landlord’s and, if applicable, Designated Lender’s consent (whether or not such consent is granted).
ARTICLE 10
SUBORDINATION AND LANDLORD FINANCING
10.1    Subordination of Lease. This Lease shall be subject and subordinate in all respects to all Loan Documents now or hereafter in effect; provided, however, that the subjection and subordination of this Lease and Tenant’s leasehold interest hereunder to any Loan Documents shall be conditioned upon the execution and delivery by Designated Lender, one Lender, or one agent of the Lenders, under the Junior Mezzanine Loan Documents and Tenant of a subordination, non-disturbance and attornment agreement (an “SNDA”) substantially in the form attached hereto as Schedule E. At the request of Tenant and with Tenant agreeing to reimburse Landlord, Designated Lender and one Lender, or one agent of the Lenders, under the Junior Mezzanine Loan Documents for their actual reasonable out-of-pocket costs and expenses (including its reasonable out-of-pocket legal expenses) incurred in connection therewith (whether or not such agreements are executed), Landlord, Designated Lender and one Lender, or one agent of the Lenders, under the Junior Mezzanine Loan Documents will provide to Subtenants of Tenant who are subleasing space on commercially reasonable terms, a recognition, non-disturbance and attornment agreement in commercially reasonable form and otherwise acceptable to Landlord, Designated Lender, one Lender, or one agent of the Lenders, under the Junior Mezzanine Loan Documents and Tenant, providing, among other things, that Landlord and Lenders will not disturb such Subtenant’s use and possession of its subleased premises upon the termination of this Lease other than due to the occurrence of the Expiration Date or upon the earlier to occur of (a) the foreclosure of the Mortgage or the recording of a deed in lieu thereof, (b) the foreclosure of the collateral pledged under the Pledge Agreement or the acceptance of an assignment in lieu thereof or (c) to the extent affecting such Subtenant’s use and possession, any similar exercise of remedies by a Lender under the Junior Mezzanine Loan Documents. Nothing in the foregoing however shall prevent or limit the right of Landlord, or any successor landlord (including any Lender), to enforce the terms of such Sublease upon any default by the Subtenant thereunder.
10.2    Landlord Financing. Without the consent of Tenant, Landlord may from time to time, directly or indirectly, create or otherwise cause to exist any Mortgage upon the Premises or any portion thereof or interest therein or any Pledge Agreement. If, in connection with obtaining any financing for the Premises or any portion thereof or interest therein, a Lender or prospective lender shall request reasonable cooperation from Tenant, Tenant shall provide the same at no cost or expense to Tenant, it being understood and agreed that Landlord shall be required to, within thirty (30) days of demand, reimburse Tenant for the reasonable out-of-pocket costs and expenses so incurred by Tenant, including, but not limited to, its reasonable out-of-pocket legal fees. Such reimbursement obligation shall survive the expiration or earlier termination of this Lease.
10.3    Attornment. If Landlord’s interest in the Premises or any portion thereof or interest therein is sold, conveyed or terminated upon the exercise of any remedy provided for in any Loan Documents (or in lieu of such exercise), or otherwise by operation of law, at the request and option of the new owner, Tenant shall attorn to and recognize the new owner as Tenant’s “landlord” under this Lease or enter into a new lease substantially in the form of this Lease with the new owner and, to the extent applicable, subject to the provisions set forth in the SNDA.
10.4    Tenant Cooperation. Tenant agrees to cooperate with the reasonable requests of Landlord and its Lender in connection with Landlord’s compliance of its obligations under the Loan Documents, provided that such cooperation shall not (a) obligate Tenant to expend any funds unless Landlord agrees to reimburse Tenant for the same, (b) increase Tenant’s non-monetary obligations under this Lease in any material respect, or (c) diminish Tenant’s rights under this Lease in any material respect. Such reimbursement obligation shall survive the expiration or earlier termination of this Lease.
ARTICLE 11
INDEMNIFICATION OBLIGATIONS
11.1    Indemnification.
(a)    Tenant shall defend, protect, indemnify and save harmless Landlord, its Affiliates and their respective partners, members, managers, officers, stockholders, directors and employees (each a “Landlord Indemnified Party” and collectively, “Landlord Indemnified Parties”) from and against, and shall reimburse such Landlord Indemnified Parties for, any and all Losses by reason of or in connection with any of the following, except to the extent caused by the gross negligence or willful misconduct of Landlord or any of its agents, servants, contractors or employees (collectively with Landlord, the “Landlord Parties”): (i) the use, possession, occupation, operation, maintenance or management of the Premises, or any part thereof, during the Term; (ii) any act on the part of Tenant or any of its agents, servants, contractors, or employees (collectively with Tenant, the “Tenant Parties”) during the Term; (iii) any accident, injury, death or damage to any person or property occurring in, on or about the Premises, or any part thereof, during the Term; (iv) any failure on the part of Tenant to perform or comply in all material respects with any of the agreements, obligations, covenants, conditions or limitations contained in this Lease on its part to be performed or complied with, or any representations or warranty made by Tenant hereunder is false in any material respect; (v) the employment of Tenant Employees at all times prior to the expiration of the Term (including, without limitation, by reason of or in connection with the sale of the Premises to Landlord pursuant to the Purchase Agreement) or, if Landlord makes the Operating Business Election, then through any later date of Tenant’s transfer of such employees to Landlord (or its Affiliates), except as otherwise provided in Section 4 of the Operating Business Schedule; (vi) any salary continuation payments or employee severance or separation pay to Tenant Employees related to the transfer of the Premises to Landlord on the Commencement Date or the termination of Lease; and/or (vii) any withdrawal liability under any Employee Benefit Plan, including, without limitation, any Multiemployer Pension Plan, relating to or triggered by the transactions contemplated by the Purchase Agreement or this Lease, including, to the extent applicable, the Operating Business Schedule.
(b)    Landlord shall defend, protect, indemnify and save harmless Tenant, its Affiliates and their respective partners, members, managers, officers, stockholders, directors and employees (each a “Tenant Indemnified Party” and collectively, “Tenant Indemnified Parties”) from and against, and shall reimburse such parties for, any and all Losses by reason of or in connection with any of the following, except to the extent caused by the gross negligence or willful misconduct of any of the Tenant Parties: (i) any work, activity or other things done or performed by or at the direction of Landlord in, on or about the Premises; (ii) any act on the part of any of the Landlord Parties; (iii) the sale, financing or development of the Development Parcel; (iv) any failure on the part of Landlord to perform or comply in all material respects with any of the agreements, obligations, covenants, conditions or limitations contained in this Lease on its part to be performed or complied with, or any representations or warranties made by Landlord hereunder is false in any material respect; and/or (v) after the Expiration Date, Landlord’s (1) sale, lease, closure, or redevelopment of the Premises; or (2) transfer, layoff, hiring or termination of employees.
(c)    A party to be indemnified hereunder (each an “Indemnified Party”) shall give prompt written notice to the indemnifying party (each an “Indemnifying Party”) of the existence of any claim for which it seeks indemnification hereunder (each a “Claim”), but delay in providing such notice shall not relieve the Indemnifying Party of its indemnification obligations, except to the extent such delay materially prejudiced the Indemnifying Party’s ability to defend such Claim. Upon receipt of such notice, the Indemnifying Party shall, at its sole cost and expense, resist and defend such Claim by counsel to be selected by the Indemnifying Party but otherwise satisfactory to such Indemnified Party in its reasonable discretion. The Indemnifying Party or its counsel shall keep the Indemnified Party fully apprised at all times of the status of such defense. If the Indemnifying Party shall fail to defend such Claim, such Indemnified Party may retain its own attorneys to defend or assist in defending any such Claim, and the Indemnifying Party shall pay the actual and reasonable fees and disbursements of such attorneys. The Indemnifying Party shall not enter into any settlement of a Claim which would impose a monetary liability on, or require an admission of liability, fault or other responsibility by, any Indemnified Party without the written consent of such Indemnified Party. Any insurance proceeds actually received by an Indemnified Party shall be credited against the indemnification otherwise to be provided herein. The terms and provisions of this Article 11 shall not in any way be affected by the absence of insurance covering such occurrence or claim or by the failure or refusal of any insurance company to perform any obligation on its part. The provisions of this Article 11 shall survive the expiration or earlier termination of this Lease. Nothing contained herein shall be construed to create a benefit for a third party except for other Indemnified Parties.
ARTICLE 12
DEFAULT; REMEDIES
12.1    Tenant’s Event of Default. Each of the following shall be deemed an event of default and a breach of this Lease by Tenant (an “Event of Default”):
(a)    The failure of Tenant to pay (i) any portion of any installment of Base Rent due from Tenant under this Lease for seven (7) days after written notice by Landlord to Tenant describing such default or (ii) any portion of any installment of Additional Rent due from Tenant to Landlord under this Lease for thirty (30) days after written notice by Landlord to Tenant describing such default;
(b)    Tenant makes or causes a Transfer in violation of Article 9 of this Lease that, unless such Transfer results in a Change of Control of Tenant prohibited by Article 9 (in which case no notice or cure period shall apply), continues for ten (10) days after written notice from Landlord;
(c)    The failure of Tenant to comply with or observe any of the other provisions, agreements, conditions, covenants or terms contained in this Lease for thirty (30) days after written notice by Landlord to Tenant describing such default with reasonable specificity, or if such default is a non-monetary default and of such a nature that it cannot be completely remedied within said thirty (30) day period, the failure of Tenant to commence the cure of such default within such thirty (30) day period and thereafter diligently prosecutes such cure to completion;
(d)    (i) Tenant or Guarantor shall commence any case, proceeding or other action (A) under any existing or future Legal Requirement relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to Tenant or Guarantor, or seeking to adjudicate Tenant or Guarantor bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, liquidation, dissolution, composition or other relief with respect to Tenant or Guarantor or Tenant’s or Guarantor’s debts, or (B) seeking appointment of a receiver, trustee, custodian or other similar official for Tenant or Guarantor or for all or any substantial part of their respective property; or (ii) Tenant or Guarantor shall become insolvent or make a general assignment for the benefit of their respective creditors or shall make a transfer in fraud of creditors; or (iii) there shall be commenced against Tenant or Guarantor any case, proceeding or other action of a nature referred to in clause (i) above (including involuntary bankruptcy) or seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of Tenant’s or Guarantor’s property, which case, proceeding or other action (A) results in the entry of an order for relief or (B) remains undismissed, undischarged or unbonded for a period of ninety (90) days; or (iv) Tenant or Guarantor shall take any action consenting to or approving of any of the acts set forth in clause (i) or (ii) above that it does not revoke or withdraw within ninety (90) days thereof; or (v) Tenant or Guarantor shall admit in writing its inability to generally pay its debts as they become due; and
(e)    Any representation or warranty made by Tenant herein or in any certificate, or other instrument, agreement or document furnished to Landlord shall have been materially false or misleading in any material respect as of the date such representation or warranty was made and if susceptible to cure is not cured within the time periods set forth in clause (b) of this Section 12.1.
12.2    Landlord Remedies. Upon the occurrence of an Event of Default, Landlord may, at any time thereafter, without limiting Landlord in the exercise of any right or remedy at law or in equity or under this Lease that Landlord may have by reason of such Event of Default, at its option pursue any one or more of the following non-exclusive remedies without any further notice or demand whatsoever, in each case, to the extent permitted by applicable law:
(a)    Landlord may terminate the Lease, in which case Tenant shall immediately surrender possession of the Premises to Landlord, and Landlord shall recover from Tenant all damages actually incurred by Landlord by reason of such Event of Default including, but not limited to: (i) the cost of recovering possession of the Premises; (ii) expenses of reletting, including repairs, renovation and alteration of the Premises (exclusive of the Contemplated Redevelopment); (iii) reasonable attorneys’ fees; (iv) the unpaid Rent which had been earned at the time of termination; (v) the amount by which the unpaid Rent for the balance of the Term after the time of the termination exceeds the amount of rent for the same period that Landlord actually receives (less all amounts incurred by Landlord to relet the Premises and less all amounts listed in Section 12.2(a)(i)-(iv) that have not been paid by Tenant); and (vi) any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result therefrom. Landlord shall have no duty to mitigate any damages it may incur as a result of any default of Tenant under this Lease except for any non-waivable duty to mitigate damages that Landlord might have under NRS 118.175.
(b)    Landlord may terminate Tenant’s right to possession and reenter and take possession of the Premises or any part thereof, without demand or notice, and repossess the same and expel Tenant and any party claiming by, under or through Tenant, and remove the effects of both using such force for such purposes as may be necessary, without being liable for prosecution on account thereof or being deemed guilty of any manner of trespass, and without prejudice to any remedies for arrears of Rent or right to bring any proceeding for breach of covenants or conditions. No such reentry or taking possession of the Premises by Landlord shall be construed as an election by Landlord to terminate this Lease unless a written notice of such intention is given to Tenant. After recovering possession of the Premises, Landlord shall use commercially reasonable efforts to relet the Premises, or any part thereof, for the account of Tenant for the balance of the Term, it being acknowledged and agreed by Tenant that (i) Landlord intends to undertake its Contemplated Redevelopment of the Premises promptly after the scheduled end of the Term and it shall have no obligation whatsoever to seek to relet the Premises for a period of time that extends beyond such date, (ii) the commercial real estate market for a reletting of the Premises on a short-term basis will make it extremely difficult for Landlord to relet the Premises, and (iii) no assurance can be given that, under the circumstances, any reletting will occur or the rent for such reletting will be equal to or greater than the Rent payable by Tenant under this Lease. Landlord may make such repairs, alterations or improvements as Landlord may consider reasonably appropriate to accomplish such reletting (exclusive of the Contemplated Redevelopment), and Tenant shall reimburse Landlord upon demand for all reasonable costs and expenses (including, but not limited to, the costs of such repairs, alterations or improvements, leasing commissions and attorneys’ fees) which Landlord may incur in connection with such reletting (exclusive of the Contemplated Redevelopment). Landlord may collect and receive the rents for such reletting but Landlord shall in no way be responsible or liable for any failure to relet the Premises, or any part thereof, or for any failure to collect any rent due upon such reletting. Notwithstanding Landlord’s recovery of possession of the Premises, Tenant shall continue to pay on the dates herein specified, the Rent which would be payable hereunder if such repossession had not occurred, less a credit for the net amounts, if any, actually received by Landlord through any reletting of the Premises.
(c)    Landlord, in its discretion, may continue to enforce all of Landlord’s rights and remedies under this Lease, including the right to recover Rent as it becomes due under this Lease. Landlord shall have the right, but shall not be obligated, to cure any Event of Default by Tenant, and any sums expended by Landlord in order to cure an Event of Default shall be due and payable within ten (10) days of written demand from Landlord.
(d)    Suit or suits for the recovery of the amounts and damages set forth herein may be brought by Landlord, from time to time, at Landlord’s election; and nothing herein shall be deemed to require Landlord to await the date that this Lease or the Term hereof would have expired had there been no such Event of Default by Tenant, or no such termination, as the case may be. Each right and remedy provided for in this Lease shall be cumulative and shall be in addition to every other right or remedy provided for in this Lease or now or hereafter existing at law or in equity or by statute or otherwise, including, but not limited to, suits for injunctive relief and specific performance. The exercise or beginning of the exercise by Landlord of any one or more of the rights or remedies provided for in this Lease or now or hereafter existing at law or in equity or by statute or otherwise shall not preclude the simultaneous or later exercise by Landlord of any or all other rights or remedies provided for in this Lease or now or hereafter existing at law or in equity or by statute or otherwise.
(e)     Suit or suits for the recovery of the amounts and damages set forth herein may be brought by Landlord, from time to time, at Landlord’s election, against Guarantor under the Guaranty and without first proceeding against Tenant and nothing herein shall be deemed to require Landlord to await the date that this Lease or the Term hereof would have expired had there been no such Event of Default by Tenant, or no such termination, as the case may be, and upon any such Event of Default, Landlord shall have the right to immediately proceed against Guarantor.
12.3    No Waiver . No failure by Landlord to insist upon the strict performance of any covenant, agreement, term or condition of this Lease or to exercise any right or remedy consequent upon an Event of Default, or receipt or acceptance of Rent with knowledge of or during the continuance of any such Event of Default, shall constitute a waiver or relinquishment of any such Event of Default or of such covenant, agreement, term or condition. No covenant, agreement, term or condition of this Lease to be performed or complied with by Tenant, and no breach thereof, shall be waived, altered or modified except by a written instrument executed by Landlord. No waiver of any breach shall affect or alter this Lease, but each and every covenant, agreement, term and condition of this Lease shall continue in full force and effect with respect to any other then existing or subsequent breach thereof.
ARTICLE 13
ESTOPPEL CERTIFICATE
Each party agrees that it shall, at any time and from time to time, but no more than quarterly, upon not less than ten (10) days’ prior notice by the other party, execute, acknowledge and deliver to the requesting party a statement in writing certifying (a) that this Lease is unmodified and in full force and effect (or if there have been any modifications, that this Lease is in full force and effect as modified and stating the modifications), (b) the Rent payable and the dates to which the Rent has been paid, (c) the amount of Rent actually paid on the last date such Rent was paid, (d) that the address for notices to be sent to such party is as set forth in this Lease, (e) whether to such party’s actual knowledge, it or the other party is in default in keeping, observing or performing any term, covenant, agreement, provision, condition or limitation contained in this Lease and, if in default, specifying each default, and (f) the Commencement Date and Expiration Date, and any other matters reasonably requested by the requesting party, it being intended that any such statement delivered pursuant to this Article 13 may be relied upon by the requesting party, any purchaser and any Lender.
ARTICLE 14
QUIET ENJOYMENT
So long as no Event of Default has occurred and is continuing, Tenant shall and may at all times during the Term peaceably and quietly have, hold and enjoy the Premises without hindrance of and from any Person claiming by, through or under Landlord, subject, nevertheless, to the terms and provisions of this Lease.
ARTICLE 15
SURRENDER
15.1    Cooperation. During the last month of the Term, Tenant shall reasonably cooperate with Landlord to transition the Premises to Landlord at the end of the Term, including providing reasonable assistance to Landlord as necessary for Landlord to establish utilities for the Premises in its name.
15.2    Notice as to Delivery of Premises. No later than twelve (12) months prior to the end of the Term, Landlord shall provide notice to Tenant (the “Premises Delivery Notice”) as to whether Tenant is to deliver to Landlord the Premises at the end of the Term as a closed business (the “Closed Business”) or as an operating business (the “Operating Business”). If Landlord elects for the Premises to be delivered as an Operating Business, each of Landlord and Tenant shall be bound by the provisions set forth on the attached Schedule H (the “Operating Business Schedule”) and Section 15.7. For the avoidance of doubt, if Landlord elects for the Premises to be delivered as a Closed Business, then the provisions of the Operating Business Schedule and Section 15.7 shall not apply.
15.3    Tenant’s Surrender of the Premises. Regardless of Landlord’s election in Section 15.2, Tenant shall, on the last day of the Term, (a) quit and surrender to Landlord the Premises in a similar level of condition and repair as on the Commencement Date, excepting reasonable wear and tear, casualty and condemnation, De-Branding Actions and any Work which is considered (i) the maintenance, repair and replacement of all FF&E in the Premises, and/or (ii) a capital expenditure, repair, improvement, equipment or replacement under GAAP; and (b) deliver, to the extent in Tenant’s possession, all keys, security codes, combinations and other information or equipment necessary to gain access to all portions of the Premises to a Person at the Premises designated in writing by Landlord.
15.4    Closed Business. If Landlord elects for the Premises to be delivered as a Closed Business:(a)     Tenant shall wind down and cease all Tenant Operations at the Premises in a manner as Tenant determines in its sole discretion consistent with applicable Collective Bargaining Agreements, except to the extent Landlord has elected to extend any Subject Contracts pursuant to the provisions of Section 5.10 and the same are in fact extended on or before the end of the Term and are assumed by Landlord pursuant to the provisions of Section 15.4(f).
(b)     On the last day of the Term, Tenant shall (i) remove or cause to be removed from the Premises all Gaming Equipment and other personal property belonging to Tenant, in each case, to the extent not transferred to Landlord or a Licensed Designee pursuant to the provisions of Section 15.4(c) or Section 15.4(d); and (ii) deliver the Premises free and clear of any and all Service Contracts, Entertainment Contracts, Subleases and other encumbrances other than Permitted Exceptions, except (y) for the Culinary CBA which was assumed by Landlord as of the Commencement Date and (z) to the extent Landlord has elected to extend any Subject Contracts pursuant to the provisions of Section 5.10 and the same are in fact extended on or before the end of the Term and are assumed by Landlord pursuant to the provisions of Section 15.4(f).
(c)    On the last day of the Term, subject to the receipt of all applicable Gaming Licenses to sell and acquire the Owned Gaming Equipment, Tenant shall (i) convey to the Licensed Designee all of Tenant’s right, title and interest in and to the Owned Gaming Equipment by a bill of sale, in substantially the form of the bill of sale delivered by Tenant in connection with the Purchase Agreement, and (ii) deliver such Owned Gaming Equipment to the Licensed Designee at the Premises.
(d)     On the last day of the Term, subject to the receipt of all licenses and permits, and the making of all filing and notices, in each case, required under applicable Legal Requirements, including, without limitation, liquor licenses that Landlord or its Licensed Designee may be required to obtain under applicable Legal Requirements, Tenant shall (i) convey to Landlord or its Licensed Designee all of Tenant’s right, title and interest in and to the Transferred Personal Property by a bill of sale, in substantially the form of the bill of sale delivered by Tenant in connection with the Purchase Agreement, and (ii) deliver such Transferred Personal Property to Landlord or its Licensed Designee at the Premises; provided, that, to the extent any such licenses, permits, filings and notices have not been received by Landlord or its Licensed Designee, only the Transferred Personal Property for which such licenses, permits, filings and/or notices have been obtained or made by Landlord or its Licensed Designee, along with any Transferred Personal Property for which no such items are required, will be conveyed on the last day of the Term.
(e)    On or prior to the last day of the Term, Tenant (i) shall either transfer from the Premises, or terminate the employment or services of, all Tenant Employees, and (ii) shall issue any notifications with respect to such termination or transfer required under the provisions of any Collective Bargaining Agreement, including under Article 35 of the Culinary CBA, and all Legal Requirements, including the issuance of any WARN Act notifications. Tenant shall (as between Tenant and Landlord) be responsible for paying to Tenant Employees all compensation, separation or severance pay and employment benefits to which such Tenant Employees are entitled in accordance with and pursuant to applicable Legal Requirements and Collective Bargaining Agreements and the terms of the applicable benefit plans, programs or arrangements. The provisions of this Section 15.4(e) are for the benefit of Tenant and Landlord only, and no employee of Tenant or any other Person shall have any rights hereunder. Nothing herein express or implied shall confer upon any employee of Tenant or any other Person (including any Tenant Employee), or any legal representatives or beneficiaries thereof, any rights or remedies, including any right to employment or continued employment. Following the termination or transfer of Tenant’s Employees, Landlord shall have sole responsibility for and control over the terms and conditions of employment for any Persons performing services for Landlord.
(f)    To the extent Landlord has elected to extend any Subject Contracts pursuant to the provisions of Section 5.10 and the applicable third parties are willing to extend such contracts, then on the last day of the Term (i) (A) Landlord and Tenant shall execute and deliver a mutually acceptable assignment and assumption agreement whereby Tenant shall assign such contracts to Landlord, and Landlord shall assume the obligations of Tenant arising thereunder from and after the Expiration Date and (B) Tenant shall deliver notice letters jointly approved by Landlord and Tenant to the applicable third parties informing such party of the assignment of the applicable contract; and (ii) all income and expenses pursuant to such contracts shall be prorated between Landlord and Tenant as of the Expiration Date and such pro-rations shall be set forth on a closing statement. Tenant shall receive a credit on the closing statement for the amount of any prepaid rents or other amounts related to the period from and after the Expiration Date and security deposits and other deposits previously paid by Tenant pursuant to such contracts, provided that such credit shall be reduced by any such rents, amounts or deposits paid to and collected by Tenant pursuant to such contracts which relate to the period from and after the Expiration Date. The net amount payable to Landlord or Tenant, as applicable, pursuant to the closing statement shall be paid within three (3) Business Days following the Expiration Date. Provided that Tenant has paid Base Rent in full and all other monetary obligations pursuant to this Lease, any amounts received by Landlord following the Expiration Date pursuant to such contracts related to any period prior to the Expiration Date shall be promptly paid to Tenant. Provided that Landlord has paid any and all monetary obligations to Tenant pursuant to this Lease, any amounts received by Tenant following the Expiration Date pursuant to such contracts related to any period after the Expiration Date shall be promptly paid to Landlord. The payment obligations under this paragraph shall survive the Expiration Date.
(g)     Landlord shall (i) pay, or cause to be paid, to the applicable Governmental Entity all sales, use, transfer and other such taxes and fees incurred or assessed in connection with the transfer of all assets it or the Licensed Designee acquires pursuant to the provisions of this Section 15.4; and (ii) prepare and file with the applicable Governmental Entity all tax returns, reports, documents, declarations or filings with respect to such taxes and fees. The provisions of this paragraph shall survive the Expiration Date.
(h)    Landlord and Tenant hereby agree that the assets transferred pursuant to the provisions of this Section 15.4 are being transferred in their present “AS IS, WHERE IS” CONDITION “WITH ALL FAULTS” and are subject in all respects to the provisions of Section 5.1 and Section 5.2 of the Purchase Agreement (which provisions are incorporated herein by this reference) as if such assets were specifically referenced therein and as if Landlord constituted the Buyer thereunder. The provisions of this paragraph shall survive the Expiration Date.
15.5    Failure to Consummate Operating Business Transaction. If Landlord elects for the Premises to be delivered as an Operating Business and fails to consummate the transaction contemplated by the Operating Business Schedule by the end of the Term, then (i) Landlord will be deemed to have elected for the Premises to be delivered as a Closed Business such that the provisions of Section 15.4 shall apply and (ii) at Tenant’s option, the Term may be extended for six (6) months to allow for Tenant’s orderly winding up of Tenant Operations, upon written notice (a “Wind Down Notice”) to Landlord from Tenant delivered prior to the expiration of the Term and, if Tenant elects to extend following Landlord’s failure to consummate the transaction contemplated by the Operating Business Schedule, Landlord shall pay Tenant, via wire transfer of immediately available funds to an account designated by Tenant, a one-time payment in the amount of Ten Million Dollars ($10,000,000.00), within fifteen (15) Business Days of the Base Term Expiration Date, or the Extension Term Expiration Date, as applicable.  In the event that Landlord fails to timely pay Tenant any portion of such payment, Tenant may offset the amount of such fee from its next payments of monthly Rent. If so extended, the Term shall be extended to the date that is six (6) months after the Base Term Expiration Date or the Extension Term Expiration Date, as applicable, and Tenant shall continue to lease the Premises pursuant to the terms of this Lease, excluding the provisions of Section 5.10, provided that Tenant’s winding up of Tenant Operations shall be done consistent with applicable Collective Bargaining Agreements. For the avoidance of doubt, no extension by Tenant pursuant to this Section 15.5 shall constitute a holdover pursuant to Section 15.6.
15.6    Holdover. Landlord has advised Tenant that if possession of the Premises is not surrendered to Landlord upon the expiration or sooner termination of the Term, such holdover may likely expose Landlord to a risk of reduction or loss of Landlord’s committed financing for the Contemplated Redevelopment and possibly other damages (although Landlord acknowledges that there are circumstances in which Landlord may delay or not undertake the Contemplated Redevelopment). As such, Tenant has agreed that if it does not surrender the Premises to Landlord upon the expiration or sooner termination of the Term, (a) Tenant shall pay to Landlord a sum equal to 3.0 times the monthly Base Rent that was payable under this Lease during the last month of the Term for thirty (30) days of such holdover, (b) thereafter, if Tenant is still in possession of the Premises, Tenant shall continue to pay Landlord a sum equal to 3.0 times the monthly Base Rent that was payable under this Lease during the last month of the Term for each additional thirty (30) days of such holdover, and (c) Landlord shall, in addition to any and all rights and remedies that Landlord may have under this Lease, at law or in equity, immediately upon such holdover, have the right to commence eviction of Tenant from the Premises by providing written notice under applicable provisions of Legal Requirements which may include NRS 40.250 (unlawful detainer for possession after expiration of term, provided that Landlord acknowledges that it will provide no less than thirty (30) days’ notice for such unlawful detainer under NRS 40.250), NRS 40.2512 (unlawful detainer for possession after default in payment of rent) or Section 1 of Senate Bill 151, 80th Session of the Nevada Legislature (summary eviction for failure to pay rent), and Tenant shall reimburse Landlord for all of Landlord’s actual, reasonable and documented out-of-pocket costs and expenses incurred in connection with any eviction or unlawful detainer proceeding. Nothing in this Section 15.6 shall be construed as an authorization for Tenant to holdover after the expiration of the Term. This provision shall survive the expiration or earlier termination of this Lease.
15.7    Licensing Matters. If Landlord intends to make the Operating Business Election, Landlord and all of its applicable Affiliates and representatives (such parties, “Landlord Proposed Licensed Parties”) shall make, no later than (i) fifteen (15) months prior to the Base Term Expiration Date or (ii) if Landlord has exercised the Extension Option in accordance with Section 1.2, no later than fifteen (15) months prior to the Extension Term Expiration Date, all applications and filings with the applicable Governmental Entities as necessary to obtain all Gaming Approvals and Liquor Approvals (each as defined in the Operating Business Schedule). Landlord shall promptly provide to Tenant evidence of the making of all such applications and filings with the applicable Governmental Entities. Landlord shall, and shall cause the other Landlord Proposed Licensed Parties to, act diligently and promptly to pursue such Gaming Approvals and Liquor Approvals. Landlord shall use commercially reasonable efforts to schedule and attend any hearings or meetings with the applicable Governmental Entities to obtain the Gaming Approvals and Liquor Approvals as promptly as possible. To the extent practicable, and subject to applicable Legal Requirements, each party will consult with the other party with regard to the exchange of information relating to Landlord Proposed Licensed Parties or Tenant, as the case may be, which appear in any filing made with, or written materials submitted to, the Governmental Entities in connection with the transactions contemplated by the Operating Business Schedule. Without limiting the foregoing, Landlord and Tenant will promptly notify the other party of the receipt of comments or requests or other communications from any Governmental Entity relating to the Gaming Approvals or Liquor Approvals, and shall supply the other party with copies of all correspondence between the notifying parties or any of its representatives and the applicable Governmental Entities with respect to the Gaming Approvals or Liquor Approvals (with any competitively sensitive information or personal information of individual applicants being provided on a redacted basis only). Notwithstanding anything in this Section to the contrary, in no event will Landlord or Tenant be entitled to review (a) confidential information regarding any individual who is an employee, officer, director, member, manager or investor of Landlord Proposed Licensed Parties or Tenant, as applicable, or (b) the other party’s confidential business records, plans, uses or strategies or marketing strategies for the Premises. Landlord and Tenant shall promptly notify each other upon receiving any communication from a Governmental Entity regarding hearings before Governmental Entities related to the Gaming Approvals or Liquor Approvals or which causes such party to reasonably believe that there is a reasonable likelihood that such Gaming Approvals or Liquor Approvals will not be obtained or that the receipt of any such Gaming Approvals or Liquor Approvals will be materially delayed (a “Likely Disapproval/Delay”). In the event that a Likely Disapproval/Delay arises six (6) months prior to the Expiration Date, Landlord shall have the right to elect to retain a Licensed Third Party Designee and cause such Licensed Third Party Designee to apply for and obtain such Gaming Approvals and/or Liquor Approvals that are the subject of the Likely Disapproval/Delay no later than thirty (30) days prior to the Expiration Date, in which event such Licensed Third Party Designee shall become a Landlord Proposed Licensed Party subject to the above provisions of this Section 15.7.
ARTICLE 16
ACCESS
16.1    Landlord’s Access. Subject to compliance with the Gaming Laws, Landlord shall at all times during the Term have the right and privilege to enter the Premises upon prior notice to Tenant during business hours and in compliance with reasonable security requirements of Tenant (except in the case of an emergency to life or property) for the purpose of (a) inspecting the same, (b) showing the same to prospective purchasers, new tenants or lenders thereof or (c) permitting Landlord, its architects, contractors, expediters, consultants and other designees to plan and/or prepare for the Contemplated Redevelopment so long as such planning and preparing does not interfere with Tenant Operations in any material respect; provided (i) Tenant may accompany such Persons and all such inspections and shall provide personnel to accompany Landlord and such Persons if Tenant requires to accompany them, (ii) showings shall be performed in such a manner so as not to disturb or interfere with Tenant Operations in any material respect, and (iii) Landlord shall be liable for all actual out-of-pocket damages or injuries caused by the conduct or action of Landlord or any of its agents, servants, contractors, subcontractors or employees. Landlord shall also have the right and privilege at all times during the Term to post reasonable notices of non-responsibility for work performed by or on behalf of Tenant.
16.2    Access for Repairs and Alterations. Landlord shall at all times during the Term have the right to enter the Premises or any part thereof for the purpose of making such repairs as Landlord otherwise deems necessary or advisable following the failure of Tenant to make any such repairs which Tenant is required to make pursuant to the terms hereof beyond any applicable notice and cure period, but such right of access shall not be construed as obligating Landlord to make any repairs to the Premises or as obligating Landlord to make any inspection or examination of the Buildings and provided (a) Tenant may accompany such Persons and all such inspections (and, if Tenant desires to accompany such Persons, Tenant shall make available personnel to accompany such Persons), (b) such access and repairs shall be performed in such a manner so as not to unreasonably disturb or unreasonably interfere with Tenant Operations, (c) Landlord shall be liable for all actual out-of-pocket damages or injuries caused by the conduct or actions of Landlord or any of its agents, servants, contractors, subcontractors or employees during such inspections, and (d) Landlord shall exercise such rights in compliance with reasonable security requirements of Tenant and in compliance with any applicable Gaming Laws.
ARTICLE 17
ENVIRONMENTAL MATTERS
17.1    Use of Hazardous Materials. Tenant will not use, generate, treat, hold, possess, refine, handle, abate, remove, control, manage, manufacture, produce, store, release, discharge or dispose of in, on, under, from or about the Premises or transfer or transport to or from the Premises any Hazardous Material and will not allow or instruct any other Person to do so (except for non-material quantities of substances which are customarily used in the ordinary operation of a hotel casino resort and are used and disposed of in compliance with Environmental Laws and for which Tenant has obtained any necessary permits, collectively, “Immaterial Use”).
17.2    Compliance with Environmental Laws. Tenant shall keep and maintain the Premises in compliance with, and shall not cause, permit or suffer the Premises to be in violation of, any Environmental Law.
17.3    Environmental Liens. Tenant shall cause the Premises to be kept free and clear of all Liens imposed pursuant to any applicable Environmental Law, whether due to any act or omission of Tenant or any other Person.
17.4    Notice to Landlord. Tenant shall give prompt written notice to Landlord (which notice shall provide reasonable detail of all related facts, events or circumstances) of:
(a)    any use, generation, manufacture, production, storage, release, discharge or disposal of any Hazardous Material by Tenant (and, upon obtaining actual knowledge thereof, its Subtenants, agents, servants, contractors, subcontractors or employees) in, on, under, from or about the Premises or the migration thereof to or from other property, in each case, during the Term (other than Immaterial Use);
(b)    the commencement, institution or threat of any proceeding, inquiry or action by or written notice from any Governmental Entity with respect to the use, generation, manufacture, production, storage, release, discharge, disposal or presence of any Hazardous Material by Tenant in, on, under, from or about the Premises or the migration thereof from or to other property, in each case, during the Term;
(c)    all claims made or threatened by any third party against Tenant or the Premises relating to any damage, contribution, cost recovery, compensation, loss or injury resulting from the use, generation, manufacture, production, storage, release, discharge, disposal or presence of any Hazardous Material in, on, under, from or about the Premises caused by Tenant, in each case, during the Term; and
(d)    any release, occurrence or condition on the Premises caused by Tenant or, upon obtaining actual knowledge thereof, any other Person (other than Landlord, agents, servants, contractors, subcontractors or employees), in each case, during the Term, that could cause the Premises or any part thereof to be subject to any restrictions on the ownership, occupancy, transferability or use under any Environmental Law or require, any cleanup, investigation or other remedial action pursuant to any Environmental Law.
If Landlord receives written notice from any Governmental Entity of any facts, events or circumstances relating to matters described in Section 17.4, including all claims under Environmental Laws commenced or threatened against Landlord with respect to the Premises during the Term, Landlord shall promptly deliver such notice to Tenant.
17.5    Legal Proceedings. Landlord shall have the right, but not the obligation, to join and participate in, as a party if it so elects, any legal proceedings or actions initiated with respect to the use, generation, manufacture, production, storage, release, discharge, disposal or presence of Hazardous Materials in, on, under, from or about the Premises in connection with any Environmental Law. In the event that Tenant refuses or fails to defend any such legal proceedings or actions concerning matters for which Tenant has primary responsibility under this Article 17, Landlord shall have the right, but not the obligation, to defend proceedings or actions using counsel chosen by Landlord, as applicable, and Tenant shall reimburse Landlord for its actual, customary and reasonable attorneys’ fees incurred in connection with such defense.
17.6    Consent to Remedial Action. Without Landlord’s prior written consent, which consent shall not be unreasonably withheld or delayed, Tenant shall not take any Remedial Work in response to the release or presence of any Hazardous Material in, on, under, from or about the Premises, nor enter into any settlement, consent or compromise which might, in Landlord’s judgment, impair the value of, respectively, Landlord’s interest in the Premises; provided, however, that such prior consent shall not be necessary to the extent the release or presence of Hazardous Material in, on, under, from or about the Premises either poses an immediate threat to the health, safety or welfare of any individual or is of such a nature that an immediate Remedial Work response is necessary and it is not reasonably practical or possible to obtain such consent before taking such action. In such event Tenant shall notify Landlord as soon as practicable of any action so taken. Such consent shall not be withheld, where such consent is required hereunder or if a particular remedial action is ordered by a court or any Governmental Entity of competent jurisdiction.
17.7    Remedial Work. In the event that any investigation, site monitoring, containment, cleanup, removal, restoration or other remedial work of any kind or nature (the “Remedial Work”) is required by any Legal Requirement, or by any Governmental Entity as a result of the actions of Tenant or any other Person (other than Landlord, agents, servants, contractors, subcontractors or employees) occurring during the Term, Tenant shall within thirty (30) days after written demand for performance thereof by Landlord (or such shorter period of time as may be required under any Legal Requirement or material agreement), commence to perform, or cause to be commenced, and thereafter diligently prosecute to completion within such period of time as may be required under any Legal Requirement or agreement with Tenant related thereto, all such Remedial Work at Tenant’s sole expense in accordance with the requirements of any applicable Legal Requirement or Governmental Entity, including any Environmental Law. All such Remedial Work shall be performed by one or more contractors, approved in advance in writing by Landlord, which approval shall not be unreasonably withheld or delayed, and under the supervision of a consulting engineer approved in advance in writing by Landlord, which approval shall not be unreasonably withheld or delayed. All costs and expenses of such Remedial Work shall be paid by Tenant, including, without limitation, the charges of such contractor(s) and/or the consulting engineer, and Landlord’s actual, customary and reasonable attorneys’ fees and costs incurred in connection with monitoring or review of such Remedial Work. In the event Tenant shall fail to timely commence, or cause to be commenced, or fail to complete such Remedial Work within the time required above, Landlord may, but shall not be required to, cause such Remedial Work to be performed and all reasonable costs and expenses thereof incurred in connection therewith shall be paid by Tenant to Landlord promptly upon demand, together with interest at the Default Rate from the date the same was expended and until paid. For the avoidance of doubt, Tenant shall not be required to perform any Remedial Work with respect to the UST (as defined in the Purchase Agreement) or any other matter that resulted from actions of any Person occurring prior to the Commencement Date.
17.8    Landlord’s Right to Inspect. In the event that Landlord reasonably believes that there may be a violation or threatened violation by Tenant of any Environmental Law or of any covenant under this Article 17, Landlord is authorized, but not obligated, by itself, its agents, employees or workmen to enter at any reasonable time following notice to Tenant during business hours and in compliance with reasonable security requirements of Tenant upon any part of the Premises for the purposes of inspecting the same for the presence of Hazardous Materials and Tenant’s compliance with this Article 17, and such inspections may include, without limitation, soil or groundwater borings; provided (a) Tenant may accompany such Persons and all such inspections, (b) all inspections and related work shall be performed in such a manner so as not to unreasonably disturb or unreasonably interfere with Tenant Operations, and (c) Tenant shall have no obligation to repair or restore the Premises with respect to any damage resulting from such inspections.  If such inspection reveals any violation by Tenant of any Environmental Law or of any covenant under this Article 17, Tenant agrees to pay to Landlord, within ten (10) days after Landlord’s written demand, all actual, customary and reasonable out-of-pocket expenses, costs or other amounts incurred by Landlord in performing any inspection for the purposes set forth in this Section 17.8.
17.9    Landlord’s Costs. Except as otherwise provided in this Article 17, all costs and expenses reasonably incurred by Landlord under this Article 17 shall be due and payable by Tenant within ten (10) days after written demand and shall bear interest at the Default Rate from the date that is ten (10) days after receipt of written demand of such payment by Tenant until repaid.
ARTICLE 18
OPERATIONS
18.1    Independent Contractors. Landlord and Tenant shall be independent contractors and nothing in this Lease shall be construed as creating a partnership, joint venture, employment, agency, license or franchise relationship. Neither Landlord nor Tenant shall have any authority to create any obligation binding upon the other party.
18.2    Tenant Employees.During the Term, all employees and independent contractors providing services at the Premises and the use and operation thereof shall (as between Tenant and Landlord) be deemed to be employees or independent contractors of Tenant and not of Landlord (such employees or independent contractors, collectively, “Tenant Employees”). During the Term, (i) Tenant shall comply with the terms and conditions of the Collective Bargaining Agreements; provided, however, that Landlord is the entity with the ultimate obligation to make pension contributions required under the Collective Bargaining Agreements and Tenant will make such contributions on Landlord’s behalf, (ii) Tenant shall have sole responsibility for and control over the terms and conditions of employment for Tenant’s Employees and/or any other Persons performing services for Tenant; and (iii) Tenant shall have the right to offer to Tenant Employees a transfer to any of the properties of Tenant’s Affiliates. After the Term, Landlord shall assume or cause its manager to assume the Collective Bargaining Agreements.
(a)    During the Term, Tenant shall comply, in all material respects, with all applicable laws relating to employment matters, including, but not limited, to laws relating to discrimination in employment, except that if Landlord makes the Operating Business Election, then in connection with any action or inaction by Landlord which occurs after the Term, Landlord assumes all responsibility and liability for compliance and non-compliance with the WARN Act. Tenant shall be responsible for the following liabilities to or respecting Tenant Employees having accrued and vested prior to the expiration of the Term: all employees’ wages, accrued vacation days, accrued sick days, bonuses, pension benefits, any COBRA rights, together with F.I.C.A. unemployment and other taxes and benefits due from any employer of such Tenant Employees. Tenant shall be responsible for any and all payments and benefits due to or on behalf of Tenant Employees (including but not limited to wages, accrued vacation days, accrued sick days, bonuses, pension benefits, severance payments, COBRA rights and any F.I.C.A. unemployment and other taxes and benefits due from any employer of such Tenant Employees) for Tenant Employees arising during the Term, and for all Tenant Employees not offered continued employment by Tenant as of the Commencement Date on the terms required by the Collective Bargaining Agreements or other applicable law; provided, however, that it is understood that, as of the Commencement Date, Tenant will make the contributions to the various pension funds listed in Schedule 6.10.3 of the Purchase Agreement on behalf of Landlord.
(b)    Tenant shall not effectuate a “plant closing” or “mass layoff,” as those terms are defined in the WARN Act, affecting in whole or in part any Tenant Employee, without complying with the notification requirements and other provisions of the WARN Act.
(c)    During the Term, except as required by applicable Legal Requirements, Tenant shall not be party to or become bound to any collective bargaining agreement or similar labor agreement covering any of the Tenant Employees except for such agreements set forth on Schedule 6.10.3 of the Purchase Agreement.
(d)    During the Term, except as required by applicable Legal Requirements, Tenant shall not make contributions (and shall not have any obligations to make contributions) to any Multiemployer Plans, except as set forth on Schedule 6.10.3 of the Purchase Agreement.
(e)    During the Term, (i) Tenant and its ERISA Affiliates shall maintain, operate and administer each Employee Benefit Plan in compliance in all material respects with, as applicable, the provisions of ERISA, the Code, all regulations, rulings, and announcements promulgated or issued thereunder, and all other applicable laws; (ii) Tenant shall timely file all material reports required by any Governmental Entity with respect to the Employee Benefit Plans, and (iii) Tenant and its ERISA Affiliates shall operate and administer each group health plan in compliance in all material respects with the continuation coverage notice requirements of Title I, Subtitle B, Part 6 of ERISA and Code section 4980B and the regulations thereunder. For purposes of this Lease, the term “group health plan” will have the meaning set forth in Code section 5000(b)(1).
(f)    Neither Tenant nor its ERISA Affiliates shall engage in any transaction that would subject them to either a civil penalty assessed pursuant to ERISA section 502(i) or tax imposed by Code section 4975.
18.3    Operating Permits. Tenant possesses all licenses (including Gaming Licenses except for those relating to the sale of the Owned Gaming Equipment as contemplated pursuant to Section 15.3), permits, franchises, authorizations, certificates, approvals and consents, including, without limitation, all environmental, liquor, gaming, health and safety licenses, of all Governmental Entities which are material to the conduct of its business and the use, occupation and operation of the Premises (collectively, “Operating Permits”). Each such Operating Permit is and will be in full force and effect (unless, in the case of any Operating Permit, such Operating Permit is no longer necessary or advisable for the conduct of Tenant Operations). Tenant is in compliance in all material respects with all such Operating Permits, and no event has occurred which would be reasonably likely to lead to the revocation or termination of any such Operating Permit or the imposition of any restriction thereon. Sixty (60) days prior to the Expiration Date or earlier termination of this Lease, Landlord and Tenant shall execute the Assignment Agreement in the form attached hereto as Schedule G (the “Assignment Agreement”). As set forth in the Assignment Agreement, Landlord and Tenant shall, as applicable, within five (5) days of the execution date of the Assignment Agreement execute and file all necessary applications with the Federal Communications Commission (“FCC”) to seek the consent of the FCC for the assignment of the Communications Licenses (as defined in the Assignment Agreement) from Tenant to Landlord.
18.4    Trademark License. Landlord shall procure for the benefit of, and hereby grants to, Tenant the non-exclusive right and license to use and otherwise exploit the Property Marks in connection with the operation, promotion and marketing of the Premises throughout the Term. As between Landlord and Tenant, with respect to such right and license, Tenant shall, during the Term, have the sole and exclusive right to determine its use of the Property Marks, including the form of presentation of the Property Marks in the operation of the Premises, all uses of the Property Marks in marketing, sales, advertising and promotional materials of the Premises, any goods or services relating to the Premises and any signage for the Premises. Upon the expiration of the Term, the foregoing grant shall automatically terminate and, if required by Landlord, Tenant shall execute such documentation as Landlord may reasonably request to evidence the termination of such grant.Guest Data.
(a)    Within thirty (30) days of the end of each calendar quarter during the Term (and if the Expiration Date does not coincide with the end of a calendar quarter, then within thirty (30) days of the Expiration Date), Tenant shall provide Landlord with the Guest Data obtained by Tenant during such calendar quarter (or portion thereof preceding the Expiration Date if the Expiration Date does not coincide with the end of a calendar quarter), in the format attached in Exhibit F to the Purchase Agreement; provided, however, that Landlord shall have the right to request additional data as to Persons to the extent such data relates solely to such Person’s activity at the Premises, which Tenant shall reasonably consider (but any provision or withholding of any such requested information shall be in Tenant’s sole discretion). Landlord, for itself and on behalf of its Affiliates: (i) acknowledges and agrees that Tenant and its Affiliates shall be co-owners of the Guest Data; and (ii) disclaims any right, title or interest in or to any other guest data or information in the possession or control of Tenant or any of its Affiliates.
(b)    Following the Commencement Date, Landlord shall not and shall cause its Affiliates not to use (directly or indirectly, in any manner or for any reason) the Guest Data until the Expiration Date. Each of Landlord and Tenant shall not and shall cause its respective Affiliates not to use the Guest Data (i) in contravention of the terms of the customer agreement, consent, privacy policies or other policies of Tenant or any of its Affiliates applicable to such Guest Data (each a “Tenant Privacy Policy”) but only to the extent that such Tenant Privacy Policies (A) are consistent with the privacy policies applicable to data collected at facilities owned or operated by Tenant or any of its Affiliates that are located in Nevada, and (B) with respect to modifications, updates or introduction of Tenant Privacy Policies after the Commencement Date but prior to the Expiration Date, do not disproportionately adversely impact Tenant Operations, (ii) in any activity that would be reasonably expected to constitute spamming, or (iii) to offer, solicit or promote any illegal, obscene, inappropriate, adult oriented, or pornographic material or activity or to engage in any activity in violation of any applicable laws or the terms of the Tenant Privacy Policy. Notwithstanding the foregoing, Landlord and Buyer shall no longer be required to comply with Tenant’s Privacy Policies following the Expiration Date and thereafter following the date that Landlord or Buyer has notified Persons to whom Guest Data relates of Buyer’s or Landlord’s customer agreements, consents, privacy policies or other policies applicable to Guest Data (each a “Landlord’s Privacy Policy”) so long as (y) Landlord’s Privacy Policies are no less protective of such Guest Data than Tenant Privacy Policies and (z) Landlord’s Privacy Policies comply with all Legal Requirements. Following the Expiration Date, there shall be no restrictions on the ability of Buyer, its Affiliates (including Landlord) or any successor-in-interest to Buyer (including any Lender or any Lender’s designees), to sell or transfer the Guest Data to any other Person or to use the Guest Data in any manner that is not in violation of (1) Tenant Privacy Policies or Landlord’s Privacy Policies, as applicable, in accordance with the immediately preceding sentence, (2) Legal Requirements or (3) any applicable data sharing opt ours communicated by any relevant customer as documented in the Guest Data records or information provided by Tenant to Landlord or Buyer at any time prior to the Expiration Date. Landlord (on behalf of itself and its Affiliates) and Tenant agree that, in the event of a conflict among, or it is unclear which of, the terms of any such Tenant Privacy Policy are applicable, the terms most favorable to and protective of the Persons to whom such Guest Data relates shall apply for purposes of this Section. Notwithstanding the foregoing sentences of this Section, Landlord (on behalf of itself and its Affiliates) and Tenant agree to obtain consent from the Person(s) to whom the applicable Guest Data relates before materially changing the terms of any customer agreement, consent, privacy policy or other policy applicable to such Guest Data; provided, however, if the change provides materially more protection to the Guest Data, then the applicable party may instead provide sufficiently prominent and robust written notice to such Person at least thirty (30) days prior to making such change and a reasonable period of time for such Person to opt out of such change. Notwithstanding anything contained in this Lease, the Purchase Agreement or any Ancillary Agreement to the contrary, the use of the Guest Data by Landlord and Tenant and their respective Affiliates shall, in all events, be subject to the Use Restrictions. Landlord and Tenant agree to, and to cause their respective Affiliates to, maintain commercially reasonable measures to protect the physical safety and data integrity of the Guest Data.
(c)    On the last day of the Term, Tenant shall provide Landlord with a list of patrons that are not able to participate in gaming at any of the properties of Tenant and its Affiliates either because they have “self-excluded” from participating in gaming at such properties pursuant to the responsible gaming program of Tenant and its Affiliates or are “state excluded” from doing so.
ARTICLE 19
MISCELLANEOUS PROVISIONS
19.1    Signs. With the prior written consent of Landlord, which shall not be unreasonably conditioned, withheld or delayed, Tenant may place one or more signs, including third party signage, on the exterior of the Premises to indicate the nature of the business of Tenant or any subtenant or occupant. Any sign shall be lawful under Legal Requirements. Notwithstanding the foregoing, Landlord hereby approves the signage placed on the Premises as of the Commencement Date. No Landlord consent shall be required for interior signage at the Premises.
19.2    Headings. The headings herein are inserted only as a matter of convenience and for reference and in no way define, limit or describe the scope or intent of this Lease nor in any way affect this Lease.
19.3    Entire Agreement. This Lease, including all schedules attached hereto which are hereby incorporated herein by this reference, contains the entire agreement and specification of rights and obligations between the parties and may not be extended, renewed, restated, terminated or otherwise modified in any material manner except by an instrument in writing executed by the party against whom enforcement of any such modification is sought. All prior understandings and agreements between the parties and all prior working drafts of this Lease are merged in this Lease, which alone expresses the agreement of the parties. The parties agree that no inferences shall be drawn from matters deleted from any working drafts of this Lease. The provisions of this Article 19 shall survive the expiration or earlier termination of this Lease.
19.4    Successors and Assigns. The agreements, terms, covenants and conditions herein shall bind and inure to the benefit of Landlord and Tenant and their respective heirs, personal representatives and, except as is otherwise provided herein, their permitted successors and permitted assigns.
19.5    Notices. All notices or other communications required, desired or permitted hereunder shall be in writing, addressed to the applicable party as set forth below and shall be (a) personally delivered, (b) sent by nationally recognized overnight courier with proof of receipt of delivery, (c) delivered or sent by facsimile and shall be deemed received upon the earlier of if personally delivered, the date of delivery to the address of the Person to receive such notice, if sent by overnight courier, the date the overnight courier delivery is made, or if given by facsimile, when sent as confirmed by confirmation of facsimile.

If to Landlord:
Milbank LLP
55 Hudson Yards
New York, NY 10001
Attn: Kevin J. O’Shea
Facsimile No (212) 822-5254

Milbank LLP
2029 Century Park East, 33rd Floor
Los Angeles, CA 90067
Attn: Deborah Conrad
Facsimile No.: (213) 629-5063

With a copy to:	Imperial Companies 888 Seventh Avenue 27th Floor New York, NY 10019 Attn: Tom Ellis Facsimile No.: (212) 894-7907
If to Tenant:	Rio Properties, LLC Attention: Eric Hession One Caesars Palace Drive Las Vegas, Nevada 89109 Facsimile No. (702) 407-6420
With a copy to:	Rio Properties, LLC Attention: General Counsel One Caesars Palace Drive Las Vegas, Nevada 89109 Facsimile No. (702) 407-6418

Notice of change of address shall be given by written notice in the manner detailed in this Section 19.5. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to constitute receipt of the notice, demand, request or communication sent.
19.6    Severability. If any provision of this Lease shall be invalid or unenforceable, the remainder of the provisions of this Lease shall not be affected thereby and each and every provision of this Lease shall be enforceable to the fullest extent permitted by applicable law.
19.7    No Brokers. Landlord and Tenant each represent and warrant to the other party that such party has not dealt with any real estate broker in connection with this Lease and Landlord and Tenant agree to indemnify the other party and save the other party harmless from any and all claims for brokerage commissions by any other Person claiming through such party to have brought about this Lease transaction. The provisions of this Section 19.7 shall survive the expiration or earlier termination of this Lease.
19.8    Rules of Construction. The parties took equal part in drafting this Lease and no rule of construction that would cause any of the terms hereof to be construed against the drafter shall be applicable to the interpretation of this Lease.
19.9    Time is of the Essence. Time is strictly of the essence with respect to each and every term and provision of this Lease.
19.10    Force Majeure. The time within which either party hereto shall be required to perform any act under this Lease, other than the payment of money, shall be extended by a period of time equal to the number of days during which performance of such act is delayed by strikes, lockouts, acts of God, governmental restrictions, failure or inability to secure materials or labor by reason of priority or similar regulation or order of any Governmental Entity, enemy action, civil disturbance or any other cause beyond the reasonable control of either party hereto (“Force Majeure”). Insolvency or financial condition shall not be a Force Majeure event.
19.11    Governing Law/Consent to Jurisdiction/Venue. Irrespective of the place of execution and/or delivery of this Lease or the location of the Premises, this Lease shall be governed by and shall be construed in accordance with, the Legal Requirements of the State of Nevada applicable to agreements entered into and to be performed entirely within Nevada without regards to conflicts of law principles. Landlord and Tenant hereby consent and submit to the exclusive jurisdiction of the state and Federal courts located in Clark County, Nevada with respect to any claim or litigation arising hereunder or any alleged breach of the covenants or provisions contained herein, and acknowledge that proper venue in any matter so claimed or litigated shall be in the state and Federal courts located in Clark County, Nevada.
19.12    Waiver of Jury Trial. EACH OF LANDLORD AND TENANT SHALL AND THEY HEREBY DO WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER OF THEM AGAINST THE OTHER ON ANY MATTERS WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS LEASE OR TENANT’S USE OR OCCUPANCY OF THE PREMISES.
19.13    No Recording. The parties hereto hereby agree, confirm and acknowledge that neither this Lease, nor a memorandum of this Lease, may be recorded (or will be recorded) in the property or other records.
19.14    Tenant Remedies. In the event that Tenant claims or asserts that Landlord has violated or failed to perform a covenant of Landlord not to unreasonably withhold, delay or condition Landlord’s consent or approval of any matter under this Lease, or in any case where Landlord’s reasonableness in exercising its judgment is in issue, Tenant shall not be entitled to any monetary damages for a breach of any such covenant or unreasonable exercise of judgment, and Tenant hereby specifically waives the right to any monetary damages in connection with any such breach or unreasonable exercise of judgment. Without limitation of the foregoing, except as set forth in Article 7, Article 8, Section 19.19 and Section 19.22, Tenant agrees that no breach or default by Landlord hereunder (other than a constructive eviction of Tenant that is caused by Landlord or its agents) shall excuse Tenant from performing, or constitute a defense to Tenant’s performance of, any duty, liability or obligation of Tenant under this Lease and in no event shall any breach or default by Landlord hereunder (other than such a constructive eviction of Tenant) entitle Tenant to terminate this Lease, or abate Rent, in whole or in part.
19.15    Third Persons. Nothing in this Lease, expressed or implied, is intended to confer upon any person other than the parties hereto or any Persons to be indemnified hereunder any rights or remedies under or by reason of this Lease.
19.16    Waiver. The failure of either party to require the performance of any obligation herein, or the waiver by either party of any breach hereof, shall not prevent a subsequent enforcement of such obligation or constitute a waiver of any subsequent breach.
19.17    Counterparts and Admissibility of Electronic Copies. This Lease and any amendment or addendum thereto may be executed in counterparts each of which when executed by the requisite parties shall be deemed to be a complete original document. An electronic (including pdf) or facsimile copy thereof shall be deemed, and shall have the same legal force and effect as, an original document.
19.18    Attorneys’ Fees. In the event either Landlord or Tenant brings an action against the other to enforce this Lease, or to defend an action brought by the other party, the prevailing party in such action shall be reimbursed by the other party for such costs as may be incurred in such action and any appeal from judgment, including reasonable attorney’s fees, court costs and expert witness fees.
19.19    Anti-Corruption Representations. Each party represents and warrants to the other that in carrying out its responsibilities under this Lease, it shall not (a) pay, offer or promise to pay, or authorize the payment, directly or indirectly, of anything of value to any person employed by or acting for or on behalf of any governmental official or employee or any political party or candidate for political office, for the purpose of inducing or rewarding any favorable action in any matter; or (b) engage a third party to make such payments. Each party will maintain records concerning any payments made to a third-party under this Lease, and if the other party in good faith believes that a breach of any of the anti-corruption representations and warranties set forth above has occurred, the breaching party will make those records available for the other party’s inspection at the other party’s written request at reasonable times. In the event of a breach of any of the anti-corruption representations and warranties set forth above by a party, this Lease may be terminated by the other party upon written notice to the breaching party.
19.20    Anti-Terrorism Law. Each party represents and warrants to the other party that: (a) it is not acting, directly or indirectly, for or on behalf of any person, group or nation, named by any Executive Order or the United States Treasury Department as a “terrorist”, “Specially Designated National and Blocked Person”, or other banned or blocked person, group, or nation (collectively, “Banned Persons”) pursuant to any anti-terrorism law; (b) it is not engaged in this Lease transaction, or instigating or facilitating this Lease, directly or indirectly on behalf of any Banned Person; (c) it currently does not appear, and throughout the Term, neither it, nor any officer, director, shareholder, manager, partner, member or other owner of such party shall appear, on any list of Banned Persons; (d) to its actual knowledge, no Anti-Terrorism Law prohibits the other party from doing business with it; (e) such party, its officers, managers and directors shall not, during the Term violate any Anti-Terrorism Laws; and (f) such party, its officers, managers and directors shall not, during the Term, do business with any Person that to its actual knowledge has violated or is violating any Anti-Terrorism Laws.
19.21    Confidential Information. Each party agrees to maintain in strict confidence the economic terms of this Lease and any or all other materials, data and information delivered to or received by any or all of the other party and/or its Affiliates, either prior to or during the Term in connection with the negotiation and execution hereof. Such confidentiality obligation shall not apply to (a) disclosures required by law; provided, however, that a party shall use its commercially diligent efforts to provide as much notice as possible of such proposed disclosure to the other party and to reasonably cooperate with any effort of the other party to resist such disclosure requirement, (b) disclosures to such party’s debt and equity providers and its and their respective officers, directors, employees, attorneys and accountants, subject, however, to the provisions of the Confidentiality Agreement (as defined in the Purchase Agreement), and (c) disclosures required to enforce the provisions of this Lease.
19.22    Regulatory Provisions. (a)    Landlord acknowledges and agrees that its rights, remedies and powers under this Lease may be exercised only to the extent that the exercise thereof does not violate any applicable provisions of the Gaming Laws and only to the extent that any required approvals (including prior approvals) are obtained from the requisite Gaming Authorities and that Landlord may be subject to being called forward by the requisite Gaming Authorities in order to determine whether Landlord meets suitability standards under applicable Gaming Law. Landlord agrees to cooperate with the applicable Gaming Authorities in connection with the administration of their regulatory jurisdiction over Tenant, including, without limitation, the provision of such documents or other information as may be requested by any such Gaming Authorities relating to Landlord, Tenant or this Lease.
(b)    As a holder of privileged gaming licenses, Tenant and its Affiliates are required to adhere to strict laws and regulations regarding vendor and other business relationships or associations. If at any time the Compliance Committee of CEC (including any successor thereto, the “Compliance Committee”) determines in its sole discretion (acting in good faith) that (i) Tenant’s association with Landlord (or any Person that, directly or indirectly, holds any interest in Landlord or any key principal of Landlord or any such Person) violates or is likely to violate any statutes and/or regulations regarding prohibited relationships with gaming companies or (ii) it is in the best interests of Tenant and its Affiliates to terminate Tenant’s relationship with Landlord (or any Person that, directly or indirectly, holds any interest in Landlord or any key principal of Landlord or any such Person) in order to protect any pending licensing applications or any privileged gaming licenses of Tenant or any of its Affiliates or protect Tenant and its Affiliates from any disciplinary actions by any Gaming Authority (each of clause (i) and (ii) above, a “Suitability Problem”), Tenant shall provide written notice thereof to Landlord together with (to the extent permitted by applicable law) a reasonably-detailed description of the facts and circumstances leading Tenant to its determination that a Suitability Problem exists and copies of any notices from any Gaming Authority, Governmental Entity or other Person asserting or relating to such determination (a “Suitability Problem Notice”). Following the delivery by Tenant of a Suitability Problem Notice, Landlord shall use commercially reasonable efforts to take such actions as would eliminate such Suitability Problem within the time period required by the Compliance Committee or any applicable Gaming Authority. If Landlord is unable to, after using commercially reasonable efforts, eliminate such Suitability Problem within such time period, Tenant may terminate this Lease upon written notice to Landlord. Landlord agrees to cooperate with Tenant, if requested, to undergo a background investigation to comply with Tenant’s compliance policies and to continue to cooperate with Tenant throughout the Term of this Lease to establish and maintain Landlord suitability under applicable Gaming Law. During the Term of this Lease, to the extent any prior disclosures become inaccurate, including, but not limited to, due to a new Equity Financing Source (as defined in the Purchase Agreement) or the initiation of any criminal proceeding or any civil or administrative proceeding or process which alleges any violations of law involving Landlord (or any Person that, directly or indirectly, holds any interest in Landlord or any key principal of Landlord or any such Person), Landlord shall disclose to Tenant all information regarding such inaccuracies actually known to Landlord at the time within ten (10) calendar days from that event. Landlord agrees to comply, and use diligent efforts to cause third parties to comply, with any background investigation conducted in connection with the disclosure of this updated information. Notwithstanding any other terms of this Lease, in the event of termination of this Lease pursuant to this Section 19.22, (A) the proceeds, if any, of Tenant’s rental interruption proceeds not to exceed the amount of Base Rent and Additional Rent for the remainder of the Term shall be paid to Landlord unless the Suitability Problem was a Buyer Bad Act Suitability Problem (as defined in the Purchase Agreement), (B) any Extension Fee paid by Landlord to Tenant for the portion of the Extension Term subsequent to the termination date shall be paid by Tenant to Landlord unless the Suitability Problem was a Buyer Bad Act Suitability Problem, and (C) thereafter neither Tenant nor Landlord shall have any further liability to the other under this Lease except for those rights and obligations that, by their terms, survive the termination of this Lease. Landlord agrees to promptly notify Tenant of any Change of Control (as defined in the Purchase Agreement) of Landlord, any Person who will be an Equity Financing Source other than an Identified Equity Financing Source (as defined in the Purchase Agreement) or any knowledge obtained by Landlord of a matter that would reasonably be expected to result in a Buyer Bad Act Suitability Problem. Tenant represents to Landlord that, as of the Commencement Date, the Compliance Committee (x) is composed entirely of Independent Persons (as defined in the Purchase Agreement); (y) [has received, for Landlord and each Identified Equity Financing Source, a Business Information Form and such other information that the Compliance Committee may have requested for Landlord and each Identified Equity Financing Source]; and (z) has determined prior to the Commencement Date, based on the information disclosed in such Business Information Form and, with respect to Landlord only, assuming the representations and warranties of Landlord in Section 19.22(c) are true and correct, that no Suitability Problem exists with respect to Landlord or the Identified Equity Financing Sources. Landlord agrees that it shall not utilize an Equity Financing Source other than an Equity Financing Source (1) identified to Tenant no later than November 15, 2019 and (2) that has been approved by the Compliance Committee.
(c)    To Landlord’s knowledge, as of the Commencement Date, none of the information provided to the Compliance Committee referenced in Section 19.22(b) related to any Identified Equity Financing Source contained any material misstatements or material omissions.
[Signatures appear on the following page.]

IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease as of the day and year first above set forth.
Landlord:    IC 3700 FLAMINGO ROAD LLC,
a Delaware limited liability company

By:

Name:

Title:
Tenant:    RIO PROPERTIES, LLC,
    a Nevada limited liability company
By:

Name:

Title:

44620.00001